As filed with the Securities and Exchange Commission on September 5, 2006
An Exhibit List can be found on page II-5.
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SAVI MEDIA GROUP, INC.
(Name of small business issuer in its charter)

Nevada	3714	91-1766174
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or	Classification Code Number)	Identification No.)
Organization)

9852 West Katella Avenue, #363
Anaheim, California 92804
(714) 740-0601
(Address and telephone number of principal executive offices and principal place of business)

Greg Sweeney, Chief Executive Officer
SAVI MEDIA GROUP, INC.
9852 West Katella Avenue, #363
Anaheim, California 92804
(714) 740-0601
(Name, address and telephone number of agent for service)

Copies to:
Gregory Sichenzia, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Flr.
New York, New York 10018
(212) 930-9700
(212) 930-9725 (fax)

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. _________

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, $.001 par value	60,000,000	$0.00665	$399,000	$42.69
Common stock, $.001 par value issuable upon conversion of secured convertible debentures	990,000,000	$0.00665	$6,583,500	$704.43
Common stock, $.001 par value issuable upon exercise of warrants	1,000,000,000	$0.00665	$6,650,000	$711.55
Common stock, $.001 par value issuable upon exercise of warrants	1,000,000,000	$0.00665	$6,650,000	$711.55
Common stock, $.001 par value issuable upon exercise of warrants	300,000,000	$0.01	$3,000,000	$321.00
Common stock, $.001 par value issuable upon exercise of warrants	200,000,000	$0.015	$3,000,000	$321.00
Common stock, $.001 par value issuable upon exercise of warrants	150,000,000	$0.02	$3,000,000	$321.00
Common stock, $.001 par value issuable upon exercise of warrants	100,000,000	$0.03	$3,000,000	$321.00
Common stock, $.001 par value issuable upon exercise of warrants	60,000,000	$0.05	$3,000,000	$321.00
Common stock, $.001 par value issuable upon exercise of warrants	40,000,000	$0.075	$3,000,000	$321.00
Common stock, $.001 par value issuable upon exercise of warrants	30,000,000	$0.10	$3,000,000	$321.00
Common stock, $.001 par value issuable upon exercise of warrants	20,000,000	$0.15	$3,000,000	$321.00
Total	3,950,000,000		$44,282,500	$4,738.22

(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of secured convertible debentures and exercise of common stock purchase warrants.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on August 28, 2006, which was $0.00675 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED SEPTEMBER 5, 2006

SAVI MEDIA GROUP, INC.
3,950,000,000 SHARES OF
COMMON STOCK

This prospectus relates to the resale by the selling stockholders of up to 3,950,000,000 shares of our common stock, including 60,000,000 shares of common stock, up to 990,000,000 underlying secured convertible debentures in the face amount of $2,970,000 and up to 2,900,000,000 shares underlying warrants. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. The selling stockholders may be deemed underwriters of the shares of common stock which they are offering. We will pay the expenses of registering these shares.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the Over-The-Counter Bulletin Board under the symbol “SVMI”. The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on August 31, 2006, was $0.0075.

Investing in these securities involves significant risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is _____, 2006.

The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Savi Media Group with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the secured convertible notes to the financial statements.

SAVI MEDIA GROUP, INC.

We are considered a development stage enterprise because we currently have no significant operations, have not yet generated revenue from new business activities and are devoting substantially all of our efforts to business planning and the search for sources of capital to fund our efforts. We have acquired all rights to "blow-by gas and crankcase engine emission reduction technology" which we intend to develop and market on a commercial basis. The technology is a gasoline and diesel engine emission reduction device which will allow us to sell to our customers a low-cost and relatively more effective and efficient emission reduction and engine efficiency for implementation in both new and presently operating automobiles. The technology is designed and we believe that it will offer better mileage and longer engine lifespan. The technology is also believed to provide for dramatic reductions in harmful emissions in engines and vehicles, a reduction in costs to do so as well as reducing all related emission costs. The goal of the technology is to sell a commercially-viable product which delivers superior emission reduction technology and operating performance.

For the years ended December 31, 2005 and 2004, we generated no income from operations and net losses of $138,426,088 and $106,417,974, respectively. For the six months ended June 30, 2006, we generated no income and a net loss of $2,177,731. As a result of significant recurring losses from operations since inception and our dependence on outside sources of financing for continuation of our operations, our independent registered public accounting firm, in their report dated April 13, 2006, have expressed substantial doubt about our ability to continue as a going concern.

Our principal offices are located at 9852 West Katella Avenue, #363, Anaheim, California 92804, and our telephone number is (714) 740-0601. We are a Nevada corporation.

The Offering

Common stock offered by selling stockholders	Up to 3,950,000,000 shares, including the following:

- 60,000,000 shares of common stock;

- 990,000,000 shares of common stock underlying secured convertible debentures; and

- 2,900,000,000 shares underlying stock purchase warrants.

Common stock to be outstanding after the offering	Up to 4,337,606,564 shares

Use of proceeds
We will not receive any proceeds from the sale of the common stock. However, we will receive the sale price of any common stock we sell to the selling stockholder upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants for general working capital purposes.

Over-The-Counter Bulletin Board Symbol	SVMI

The above information regarding common stock to be outstanding after the offering is based on 447,606,564 shares of common stock outstanding as of September 1, 2006 and assumes the conversion of the debentures and exercise of the warrants.

JULY 10, 2006 SECURED CONVERTIBLE DEBENTURE FINANCING

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners L.P., an accredited investor, on July 10, 2006, and amended on August 17, 2006, for the sale of $2,970,000 in secured convertible debentures and 2,800,000,000 warrants. This prospectus relates to the resale of the common stock underlying the secured convertible debentures and warrants. The investors are obligated to provide us with an aggregate of $2,970,000 as follows:

• $1,670,000 was disbursed on July 10, 2006;

• $200,000 was disbursed on August 17, 2006;

• $600,000 was disbursed on September 1, 2006; and

• $500,000 will be disbursed two business days prior to the effectiveness of this registration statement.

Accordingly, we have received a total of $2,470,000 pursuant to the Securities Purchase Agreement.

The secured convertible debentures bear interest at 10% and mature two years from the date of issuance. Holders may convert, at any time, any amount outstanding under the secured convertble debentures into shares of our common stock at a conversion price per share equal to $0.013. Beginning the earlier of (i) the first business day of the month immediately following the month in which this registration statement is first declared effective or (ii) November 1, 2006, and continuing on the first businss day of each calendar month thereafter, we are required to make a mandatory redemption payment of $225,000 and accrued and unpaid interest, which payment can be made in cash or in restricted shares of our common stock.

We have the option, in our sole discretion, to settle the monthly mandatory redemption amount by (i) paying the investor cash in an amount equal to 115% of the monthly mandatory redemption amount, or (ii) issuing to the investor the number of shares of our common stock equal to the monthly mandatory redemption amount divided by $0.007, which is known as the redemption conversion price, provided, however, that in order for us to issue shares upon payment of the monthly mandatory redemption amount (A) this registration statement is effective, (B) no event of default shall have occurred, and (C) the closing bid price for our common stock shall be greater than the redemption conversion price as of the trading day immediately prior to the redemption date.  However, in the event that (A) this registration statement is effective, (B) no event of default shall have occurred, and (C) the closing bid price for our common stock is less than the redemption conversion price but is greater than $0.003, which is known as the default conversion price, we shall have the option to settle the monthly mandatory redemption amount by issuing to the investor the number of shares of common stock equal to the monthly mandatory redemption amount divided by the default conversion price. Accordingly, the secured convertible debentures may be converted into a maximum of 990,000,000 shares of our common stock. On August 31, 2006, the closing bid price for our common stock as quoted by Bloomberg, LP was $0.0076 and, therefore, the conversion price for the secured convertible notes would be $0.007 if we elected to convert the monthly mandatory redemption amount into shares of common stock. Based on this conversion price, the $2,970,000 in secured convertible debentures, excluding interest, were convertible into 424,285,715 shares of our common stock.

In connection with the securities purchase agreement, we agreed to issue Cornell warrants to purchase an aggregate of 2,900,000,000 shares of common stock, exercisable for a period of five years as follows:

Number of Warrants	Exercise Price

1,000,000,000	$0.003
1,000,000,000	$0.006
300,000,000	$0.01
200,000,000	$0.015
150,000,000	$0.02
100,000,000	$0.03
60,000,000	$0.05
40,000,000	$0.075
30,000,000	$0.10
20,000,000	$0.15

All of the warrants were issued upon closing. We also issued to the investor 30 million shares of restricted common stock as a commitment fee.

In the event that certain events of default, such as failure to pay principal or interest when due, failure to issue common stock upon conversion or the delisting or lack of quotation of our common stock, the redemption conversion price will be reduced to the default conversion price.

The investor has contractually agreed to restrict its ability to convert the debentures and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion does not exceed 4.9% of the then issued and outstanding shares of common stock.

We have the right, at our option, with three business days advance written notice, to redeem a portion or all amounts outstanding under the secured convertible debentures prior to the maturity date provided that the closing bid price of our common stock, is less than $0.013 at the time of the redemption. In the event of a redemption, we are obligated to pay an amount equal to the principal amount being redeemed plus a 15% redemption premium, and accrued interest.

In connection with the securities purchase agreement dated July 10, 2006, as amended, we granted the investor registration rights. We are obligated to use our best efforts to cause the registration statement to be declared effective no later than December 7, 2006 and to insure that the registration statement remains in effect until the earlier of (i) all of the shares of common stock issuable upon conversion of the Debentures have been sold or (ii) July 10, 2008. In the event of a default of our obligations under the registration rights agreement, including our agreement to file the Registration Statement with the Securities and Exchange Commission no later than September 8, 2006, or if the Registration Statement is not declared effective by December 7, 2006, we are required pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the secured convertible debentures.

In connection with the securities purchase agreement dated July 10, 2006, we executed a security agreement in favor of the investor granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreement states that if an event of default occurs under the secured convertible debentures or security agreement, the investors have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

RISK FACTORS

This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.

Risks Relating to Our Business:

We Have a History Of Losses Which May Continue, Which May Negatively Impact Our Ability to Achieve Our Business Objectives.

We incurred net losses of $138,426,088 for the year ended December 31, 2005 and $106,417,974 for the year ended December 31, 2004. For the six months ended June 30, 2006, we incurred a net loss of $2,177,731. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors, including whether we will be able to generate revenue. As a result of continuing losses, we may exhaust all of our resources prior to completing the development of our products. Additionally, as we continue to incur losses, our accumulated deficit will continue to increase, which might make it harder for us to obtain financing in the future. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us, which could result in reducing or terminating our operations.

If We Are Unable to Obtain Additional Funding Our Business Operations Will be Harmed and If We Do Obtain Additional Financing Our Then Existing Shareholders May Suffer Substantial Dilution.

We will require additional funds to sustain and expand our research and development activities. We anticipate that we will require up to approximately $5,000,000 to fund our anticipated research and development operations for the next twelve months, depending on revenue from operations. Additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. Even if we do receive additional financing, it may not be sufficient to sustain or expand our research and development operations or continue our business operations.

There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our research and development plans. Any additional equity financing may involve substantial dilution to our then existing shareholders.

Our Independent Auditors Have Expressed Substantial Doubt About Our Ability to Continue As a Going Concern, Which May Hinder Our Ability to Obtain Future Financing.

In their report dated April 13, 2006, our independent auditors stated that our financial statements for the year ended December 31, 2005 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised due to our incurring net losses of $248,399,823 during the period from inception, August 13, 2002, to December 31, 2005. In addition, at December 31, 2005, we were in a negative working capital position of $1,070,730 and had a stockholders' deficit of $1,027,022. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, generating sales or obtaining loans and grants from various financial institutions where possible. Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

Many of Our Competitors are Larger and Have Greater Financial and Other Resources than We do and Those Advantages Could Make it Difficult for Us to Compete With Them

The general market for our products and services is extremely competitive and includes several companies which have achieved substantially greater market shares than we have, and have longer operating histories, have larger customer bases, have substantially greater financial, development and marketing resources than we do. If overall demand for our products should decrease it could have a materially adverse affect on our operating results.

We Acquired Rights to Our Technology from One of the Founding Investors Without a Valuation Opinion or Arm’s Length Negotiations

We acquired rights to our technology from one of the founding investors for a price and consideration which we believe to be reasonable but this price was not negotiated on an arm’s length basis nor was the transaction based upon a valuation opinion supporting that price. As a result, there is no assurance that price paid nor terms are reasonable. If the price paid was not reasonable or the terms of such transaction were not reasonable, we may have incurred costs which do not reflect the true value of the assets acquired and such costs may have unreasonably limited our likelihood of achieving our financial goals.

A Manufacturer's Inability to Produce Our Goods on Time and to Our Specifications Could Result in Lost Revenue and Net Losses

While our new facility has limited manufacturing abilities, we will depend upon independent third parties for the manufacture of substanitally all of our products. Our products will be manufactured to our specifications by domestic or foreign manufacturers. The inability of a manufacturer to ship orders of our products in a timely manner or to meet our quality standards could cause us to miss the delivery date requirements of our customers for those items, which could result in cancellation of orders, refusal to accept deliveries or a reduction in purchase prices, any of which could have a material adverse effect as our revenues would decrease and we would incur net losses as a result of sales of the product, if any sales could be made. Further, because quality is a leading factor when customers and retailers accept or reject goods, any decline in quality by our third-party manufacturers could be detrimental not only to a particular order, but also to our future relationship with that particular customer.

As a Result of Our Industry, We Need to Maintain Substantial Insurance Coverage, Which Could Become Very Expensive or Have Limited Availability.

Our marketing and sale of products and services creates an inherent risk of claims for liability. As a result, we have secured and will continue to maintain insurance in amounts we consider adequate to protect us from claims. We cannot, however, be assured to have resources sufficient to satisfy liability claims in excess of policy limits if required to do so. Also, there is no assurance that our insurance provider will not drop our insurance or that our insurance rates will not substantially rise in the future, resulting in increased costs to us or forcing us to either pay higher premiums or reduce our coverage amounts which would result in increased liability to claims.

Any Inability to Adequately Protect Our Proprietary Technology Could Harm Our Ability to Compete.

Our future success and ability to compete depends in part upon our proprietary technology, patents and trademarks, which we attempt to protect with a combination of patent, copyright, trademark and trade secret laws, as well as with our confidentiality procedures and contractual provisions. These legal protections afford only limited protection and are time-consuming and expensive to obtain and/or maintain. Further, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.

We have been assigned one patent previously issued by the United States Patent and Trademark Office. Any patents that are issued to us could be invalidated, circumvented or challenged. If challenged, our patents might not be upheld or their claims could be narrowed. Our intellectual property may not be adequate to provide us with competitive advantage or to prevent competitors from entering the markets for our products. Additionally, our competitors could independently develop non-infringing technologies that are competitive with, equivalent to, and/or superior to our technology. Monitoring infringement and/or misappropriation of intellectual property can be difficult, and there is no guarantee that we would detect any infringement or misappropriation of our proprietary rights. Even if we do detect infringement or misappropriation of our proprietary rights, litigation to enforce these rights could cause us to divert financial and other resources away from our business operations.

Our Products may Infringe Upon the Intellectual Property Rights of Others and Resulting Claims Against Us Could be Costly and Require Us to Enter Into Disadvantageous License or Royalty Arrangements

The automotive parts industry is characterized by the existence of a large number of patents and frequent litigation based on allegations of patent infringement and the violation of intellectual property rights. Although we attempt to avoid infringing upon known proprietary rights of third parties, we may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third-party proprietary rights, such as patents, trade secrets, trademarks or copyrights, from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not successful or meritorious, could result in costly litigation, divert resources and our attention or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making these claims may be able to obtain injunctions, which could prevent us from selling our products. Furthermore, former employers of our employees may assert that these employees have improperly disclosed confidential or proprietary information to us. Any of these results could harm our business. We may be increasingly subject to infringement claims as the number of, and number of features as our products grow.

If We Are Unable to Retain the Services of Messrs. Sweeney, Scott, Procopio or Monros or If We Are Unable to Successfully Recruit Qualified Personnel, We May Not Be Able to Continue Our Operations.

Our success depends to a significant extent upon the continued service of Mr. Gregory Sweeney, our Chief Executive Officer, Mr. Phil Scott, our Chief Financial Officer, Mr. Procopio, our Chairman of the Board and Mr. Serge Monros, our Chief Technology Officer. Loss of the services of Messrs. Sweeney, Scott, Procopio or Monros could have a material adverse effect on our growth, revenues, and prospective business. We do not maintain key-man insurance on the life of Messrs. Sweeney, Scott or Monros. We have key-man life insurance in the amount of $1 million on Mr. Procopio. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified personnel. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.

Risks Relating to Our Current Financing Arrangement:

There Are a Large Number of Shares Underlying Our Convertible Debentures and Warrants That May be Available for Future Sale and the Sale of These Shares May Depress the Market Price of Our Common Stock.

As of September 1, 2006, we had 447,606,564 shares of common stock issued and outstanding, secured convertible debentures issued in July, August and September 2006 outstanding that may be converted into a maximum of 823,333,333 shares of common stock and outstanding warrants to purchase 2,900,000,000 shares of common stock. In addition, we have an obligation pursuant to our securities purchase agreement entered into in July 2006, as amended,to issue additional debentures that may be converted into a maximum of 166,666,667 shares of our common stock based on current market prices. All of the shares, including all of the shares issuable upon conversion of the secured convertible debentures and upon exercise of our warrants, may be sold without restriction, upon the effectiveness of this registration statement. The sale of these shares may adversely affect the market price of our common stock.

The Issuance of Shares Upon Conversion of the Secured Convertible Debentures and Exercise of Outstanding Warrants May Cause Immediate and Substantial Dilution to Our Existing Stockholders.

The issuance of shares upon conversion of the secured convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since Cornell Capital Partners LP may ultimately convert and sell the full amount issuable on conversion. Although Cornell Capital Partners LP may not convert their secured convertible notes if such conversion would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent Cornell Capital Partners LP from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, Cornell Capital Partners LP could sell more than their limit while never holding more than this limit.

If We Are Required for any Reason to Repay Our Outstanding Secured Convertible Debentures, We Would Be Required to Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure to Repay the Secured Convertible Debentures, If Required, Could Result in Legal Action Against Us, Which Could Require the Sale of Substantial Assets.

In July 2006, we entered into a securities purchase agreement for the sale of an aggregate of $2,970,000 principal amount of secured convertible debentures. Beginning the earlier of (i) the first business day of the month immediately following the month in which this registration statement is first declared effective or (ii) November 1, 2006, and continuing on the first businss day of each calendar month thereafter, we are required to make a mandatory redemption payment of $225,000 and accrued and unpaid interest, which payment can be made in cash or in restricted shares of our common stock. We anticipate that we will make the monthly payments in shares of common stock, whenever possible. However, in the event that our stock price should fall below $0.003, we will be required to make such monthly payments in cash. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the securities purchase agreement or related secured convertible debentures, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against our company in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against our company and the delisting of our common stock could require the early repayment of the secured convertible debentures, including default interest rate on the outstanding principal balance of the debentures if the default is not cured with the specified grace period. If we were required to repay the secured convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the secured convertible debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

If an Event of Default Occurs under the Securities Purchase Agreement dated July 10, 2006, as Amended, Secured Convertible Debentures or Security Agreement, the Investors Could Take Possession of all Our Goods, Inventory, Contractual Rights and General Intangibles, Receivables, Documents, Instruments, Chattel Paper, and Intellectual Property.

In connection with the Securities Purchase Agreement dated July 10, 2006, as amended, we executed a security agreement in favor of the investor granting it a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The Security Agreements state that if an event of default occurs under the securities purchase agreement, secured convertible debentures or security agreement, the Investor has the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

Risks Relating to Our Common Stock:

There Are a Large Number of Shares Underlying Our Series A and C Convertible Preferred Stock and the Issuance of Shares Upon Conversion of the Series A and C Convertible Preferred Stock Would Cause Immediate and Substantial Dilution to Our Existing Stockholders.

As of September 1, 2006, we had 447,606,564 shares of common stock issued and outstanding and series A and C convertible preferred stock that may be converted into 1,645,527,500 shares of our common stock. The issuance of shares upon conversion of the series A and C convertible preferred stock would result in substantial dilution to the interests of other stockholders.

Our Officers And Directors Own a Controlling Interest in Our Voting Stock And Investors Will Not Have Any Voice in Our Management.

As a result of ownership of stock options and convertible preferred stock, our officers and directors, in the aggregate, beneficially own approximately 78.6% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

•	election of our board of directors;
•	removal of any of our directors;
•	amendment of our certificate of incorporation or bylaws; and
•	adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

As a result of their ownership and positions, our directors and executive officers collectively are able to influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, sales of significant amounts of shares held by our directors and executive officers, or the prospect of these sales, could adversely affect the market price of our common stock. Management's stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

If We Fail to Remain Current in Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Our Common Stock is Subject to the "Penny Stock" Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.

The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:

•	that a broker or dealer approve a person's account for transactions in penny stocks; and
•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

•	obtain financial information and investment experience objectives of the person; and
•
make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:

•	sets forth the basis on which the broker or dealer made the suitability determination; and
•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is quoted on the OTC Bulletin Board under the symbol “SVMI”.

For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. These prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

	Fiscal Year 2004
	High	Low
First Quarter	$0.02	$0.02
Second Quarter	$0.02	$0.02
Third Quarter (1)	$0.43	$0.02
Fourth Quarter (2)	$5.50	$0.13

	Fiscal Year 2005
	High	Low
First Quarter	$0.40	$0.12
Second Quarter	$0.38	$0.03
Third Quarter	$0.06	$0.01
Fourth Quarter	$0.06	$0.01

	Fiscal Year 2006
	High	Low
First Quarter	$0.04	$0.01
Second Quarter	$0.03	$0.01
Third Quarter (3)	$0.02	$0.01
Fourth Quarter	xxx	Xxx

(1) Reflects a 1:25 reverse stock split.
(2) Reflects a 1:100 reverse stock split.
(3) As of August 31, 2006.

Holders

As of September 1, 2006, we had approximately 338 holders of our common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is Pacific Stock Transfer Company.

We have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends to stockholders in the foreseeable future. In addition, any future determination to pay cash dividends will be at the discretion of the Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements, and such other factors as the Board of Directors deem relevant.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND PLAN OF OPERATIONS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other “forward-looking” information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this prospectus. See “Risk Factors.”

OVERVIEW

Business History

We were originally incorporated as Energy Resource Management, Inc. on August 13, 2002 and subsequently adopted name changes to Redwood Energy Group, Inc. and Redwood Entertainment Group, Inc., upon completion of a recapitalization on August 26, 2002. The re-capitalization occurred when we acquired the non-operating entity of Gene-Cell, Inc. Gene-Cell had no significant assets or operations at the date of acquisition and we assumed all liabilities that remained from its prior discontinued operation as a biopharmaceutical research company. The historical financial statements presented herein are those of SaVi Media Group, Inc. and its predecessors, Redwood Entertainment Group, Inc., Redwood Energy Group, Inc. and Energy Resource Management, Inc.

The non-operating public shell we used to recapitalize was originally incorporated as Becniel and subsequently adopted name changes to Tzaar Corporation, Gene-Cell, Inc., Redwood Energy Group, Inc., Redwood Entertainment Group, Inc., and finally its current name, SaVi Media Group, Inc.

Business Summary

We are considered a development stage enterprise because we currently have no significant operations, have not yet generated revenue from new business activities and are devoting substantially all of our efforts to business planning and the search for sources of capital to fund our efforts. We have acquired all rights to "blow-by gas and crankcase engine emission reduction technology" which we intend to develop and market on a commercial basis. The technology is a gasoline and diesel engine emission reduction device which will allow us to sell to our customers a low-cost and relatively more effective and efficient emission reduction and engine efficiency for implementation in both new and presently operating automobiles. The technology is designed and we believe that it will offer better mileage and longer engine lifespan. The technology is also believed to provide for dramatic reductions in harmful emissions in engines and vehicles, a reduction in costs to do so as well as reducing all related emission costs. The goal of the technology is to sell a commercially-viable product which delivers superior emission reduction technology and operating performance.

We currently have the right to develop, produce, market and distribute a new product which provides for increased fuel economy and reduced emissions in automotive applications for both new and existing vehicles and may be used in other non-automotive applications. The technology may be sold internationally and we are pursuing opportunities simultaneously dometically and internationally. We plan to seek the rights to develop and sell additional products and will seek strategic partnerships with manufacturers and distributors in the various industries where our products may be sold and to develop markets in other areas.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates and our estimates are based on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. These estimates and assumptions provide a basis for our judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from our estimates under different assumptions or conditions, and these differences may be material.

We believe that the following critical accounting policy affects our more significant judgments and estimates used in the preparation of our consolidated financial statements:

Income Taxes

We use the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end. We provide a valuation allowance to reduce deferred tax assets to their net realizable value.

Plan of Operations

We believe that there are six critical elements for the building of a successful research & development company that has the capacity to manufacture technology for the implementation of immediate and long-term solutions to the global challenges of air, water, and land pollution.

1.
People - this includes a qualified board of directors, advisory board members, management, employees, shop personnel, Q.C., project managers, journeymen, welders, machinists, cnc operators, cad cam, shop planners, senior engineers, tool & design, maintenance personnel, calibrators & inspectors, sheet metal fabricators, debburing & finishing personnel, purchasers, transporters, cnc trainers and consultants, etc.;

2.	Projects - a credible portfolio of projects that have the appropriate risk-return ratio in order to generate potentially significant shareholder value;

3.	Capital - based upon the reputation of the people and the quality of the projects, there must be sufficient capital in order to launch the company and to provide for additional fundings;

4.
Technology - the most advanced interpretation methods, techniques and methods should be utilized in order to maximize the potential for finding and developing immediate and long term solutions to the global challenges of air, water, and land pollution;

5.
Favorable positioning - the international influence of the oil and gas companies along with the automotive & diesel industries requires a combination of secured relationships with their appointed leadership in these various industries as well as with all the various local and international governmental entities; and

6.
Manufacturing capability and equipment- the competitive nature of the automotive & diesel industry requires a unique approach and a significant capital commitment in order to secure the latest in hi-tech equipment, technology, research, and the creation of numerous patents as well as to expedite mass production.

People:

In August 2004 Savi Media Group was founded by Serge Monros and Mario Procopio. Serge Monros sold several technologies to Savi Media that he personally developed over the last 17 years. Mario Procopio was hired as the President, Chief Executive Officer and director of with a mandate to acquire the initial funding for the planned projects and to assist in aggressively transforming us into an emerging research and development company in the field of automotive and diesel retrofitting and pollution control. In August 2004, Mario and Serge recruited enough capital to acquire a bulletin board company, pay off many of its existing debts, and begin to launch the varied projects of which the DynoValve is one of several projects. Two years later, we have contracted with leading engineering firms, over three-dozen professionals as either employees or consultants and officers and directors that accomplish their tasks in an expedient manner.

We have contracted with several significant additions to the operating team through the establishment of a Strategic Advisory Board. On this board we have notables, including General Alexander Haig with a background serving in the U.S.Government as Secretary of State for Ronald Reagan, Commander in Chief, U.S. European Command for President Gerald Ford, Senior Military Advisor to Dr. Henry Kissinger White House Chief of Staff for President Nixon, and as a 4 Star General in Japan, Korea, Europe, & Vietnam. General Alexander Haig is among the most decorated military and civilian figures of our time. In addition to his military accomplishments, General Haig has held a number of key positions in political and business leadership, and presently serves as Chairman of Worldwide Associates, Inc., and is a senior advisor to United Technologies Corporation. He also serves on the Board of Directors of America Online, Inc., Interneuron Pharmaceuticals, Inc., MGM Grand, Inc., the National Foundation for Advanced Cardiac Surgery, Preferred Employers Holdings, Inc., as well as Metro-Goldwyn-Mayer, Inc. and United Technologies Corp. General Haig is perhaps best known as U.S. Secretary of State under President Ronald Reagan, appointed by the President-elect and confirmed by the U.S. Senate. However, many are familiar with General Haig’s reputation as a paragon of statesmanship, with the mental and tactical genius befitting a 4-star general, and the consummate diplomacy of a master negotiator at the highest levels of the public and private sectors.

We continue to seek additional qualified candidates to join our Board of Directors and Advisory Board. We intend to utilize our strong industry contacts with top quality consultants, contractors, and employees to expand these Boards.

Projects:

During the quarter ended June 30, 2006, we further refined our strategic plan and have determined that the maximum value to all of our shareholders is best served by targeting three focused project areas that provide for long-term growth from our invested capital. The three major project areas are as follows:

A fully functional R & D Lab and office with limited manufacturing capabilities and state of the art diagnostic equipment.

We have constructed and established this lab with its adjacent offices located at 2530 S. Birch St. Santa Ana, CA. 92707. The lab should be fully functional and in use before January 2007. We have also negotiated with G & K Auto in acquiring a 270,000 square foot R & D lab and office in Tian Jin, China in the Auto Trade - Free Trade Zone in order to test and retrofit heavy duty equipment, machinery, and certain diesel engines that they have shipped overseas from China to our facility here in the U.S. We also have established dependable mutually benefiting relationships with about a dozen large manufacturers around the world for contract outsourcing so that when we grow beyond our capacity locally to meet certain production needs we can adequately outsource. For example, we could ramp up within three to six months to a manufacturing capability of about 50,000 DynoValve units monthly and more at our facility.

Implement the initial testing phases in order to secure revenues, licensing agreements, and contracts.

Domestic and international entities have given us projects to test our equipment on selected diesels, stationary machines, and technology for certification and verification. As we continue to obtain favorable results in these certified tests, there is greater potential for obtaining purchase orders and contracts.

Become a technology partner to the various entities that are focused on environmental solutions.

We are presently participating in a consortium of companies with emission reduction technologies for the problem solving of both our local environmental challenges and to assist in China’s pursuit of immediate solutions to the particular needs in their environment.

During the quarter ended June 30, 2006, we had limited operations and we expect to require additional cash of a minimun of approximately $5,000,000 over the next twelve months. Those funds will be used for continued operation in the development stage. Cornell Capital has committed nearly $3,000,000 in cash. Additional financing may still need to be obtained. Due to our still being in a development stage, sources of funding may not be available on terms that are acceptable to management and existing stockholders, or may include terms that will result in substantial dilution to existing stockholders.

Results of Operations

During the period from inception, August 13, 2002, to June 30, 2006, we have not generated any revenue from operations. As of June 30, 2006, we have accumulated net losses in the development stage of $250,577,554 for the period from inception, August 13, 2002, to June 30, 2006. Additionally, at June 30, 2006, we are in a negative working capital position of $1,653,362 and a stockholders' deficit position $1,377,654. Our auditors have opined that such matters raise substantial doubt about our ability to continue as a going concern. We financed our operations mainly through the sale of common stock and have been entirely dependent on outside sources of financing for continuation of operations. For the remainder of fiscal 2006, we will continue to pursue funding for our business. There is no assurance that we will continue to be successful in obtaining additional funding on attractive terms or at all, nor that the projects towards which additional paid-in capital is assigned will generate revenues at all.

Liquidity and Capital Resources

As of June 30, 2006, total current assets were $29,415 consisting of cash and cash equivalents.

Total current liabilities were $1,682,777 as of June 30, 2006, consisting of notes payable of $142,500, convertible debt of $14,446, accounts payable and accrued liabilities of $46,419, accounts payable assumed in recapitalization of $159,295 derivative financial instrument liabilities of $271,747, and advances from investors of $1,048,370.

We had a negative working capital of $1,653,362 as of June 30, 2006.

We incurred net losses of $250,577,554 during the period from inception, August 13, 2002, to June 30, 2006. In addition, at June 30, 2006, we were in a negative working capital deficit of $1,653,362 and had a stockholders' deficit of $1,377,654. As a result, our independent registered public accounting firm, in its report dated April 13, 2006, has expressed substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern is dependent upon several factors. These factors include our ability to:

•   further implement our business plan;
•   obtain additional financing or refinancing as may be required; and
•   generate revenues.

We believe it is imperative that we raise an additional $5,000,000 of capital in order to implement our business plan. We are attempting to raise additional funds through debt and/or equity offerings. We intend to use any funds raised to pay down debt and to provide us with working capital. There can be no assurance that any new capital would be available to us or that adequate funds for our operations, whether from our revenues, financial markets, or other arrangements will be available when needed or on terms satisfactory to us. Any additional financing may involve dilution to our then-existing shareholders.

On July 10, 2006, we entered into a Securities Purchase Agreement with Cornell Capital Partners L.P. providing for the sale by us to Cornell of our 10% secured convertible debentures in the aggregate principal amount of $2,970,000 of which $1,670,000 was advanced immediately. We entered into an amended and restated securities purchase agreement with Cornell on August 17, 2006. The second installment of $200,000 was advanced on August 17, 2006. The third installment of $600,000 was advanced on September 1, 2006. The last installment of $500,000 will be advanced two business days prior to the registration statement being declared effective by the SEC. A portion of the funds advanced were used to pay off the existing convertible debenture and other advances made by Golden Gate Investors.

In connection with the securities purchase agreement, we agreed to issue Cornell warrants to purchase an aggregate 2,900,000,000 shares of common stock, exercisable for a period of five years as follows:

Number of Warrants	Exercise Price

1,000,000,000	$0.003
1,000,000,000	$0.006
300,000,000	$0.01
200,000,000	$0.015
150,000,000	$0.02
100,000,000	$0.03
60,000,000	$0.05
40,000,000	$0.075
30,000,000	$0.10
20,000,000	$0.15

All of the warrants were issued upon closing.  We also issued to the investor 30 million shares of restricted common stock as a commitment fee.

The debentures mature on the second anniversary of the date of issuance and bear interest at the annual rate of 10%. Holders may convert, at any time, any amount outstanding under the debentures into shares of our common stock at a conversion price per share equal to $0.013. Beginning the earlier of (i) the first business day of the month immediately following the month in which the registration statement is first declared effective or (ii) November 1, 2006, and continuing on the first business day of each calendar month thereafter, we are required to make a mandatory redemption payment of $225,000 and accrued and unpaid interest, which payment can be made in cash or in restricted common stock.

We have the option, in our sole discretion, to settle the monthly mandatory redemption amount by (i) paying the investor cash in an amount equal to 115% of the monthly mandatory redemption amount, or (ii) issuing to the investor the number of shares of common stock equal to the monthly mandatory redemption amount divided by $0.007, provided, however, that in order for us to issue shares upon payment of the monthly mandatory redemption amount (A) the registration statement is effective, (B) no event of default shall have occurred, and (C) the closing bid price for our common stock shall be greater than the redemption conversion price (currently $0.007) as of the trading day immediately prior to the redemption date.   However, in the event that (A) the registration statement is effective, (B) no event of default shall have occurred, and (C) the closing bid price for our common stock is less than the redemption conversion price (currently $0.007) but is greater than $0.003, we shall have the option to settle mandatory redemptions by issuing to the investor the number of shares of common stock equal to the mandatory redemption amount divided by the default conversion price ($0.003).

In the event that certain events of default, such as failure to pay principal or interest when due, failure to issue common stock upon conversion or the delisting or lack of quotation of our common stock, the redemption conversion price will be reduced to the default conversion price.

Cornell has agreed to restrict its ability to convert the debenture and exercise the warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of our common stock.

We, at our option, have the right with three business days advance written notice, to redeem a portion or all amounts outstanding under this debenture prior to the maturity date provided that the closing bid price of our common stock, is less than $0.013 at the time of the redemption. In the event of a redemption, we are obligated to pay an amount equal to the principal amount being redeemed plus a 15% redemption premium, and accrued interest.

In connection with the Purchase Agreement, we also entered into a registration rights agreement, as amended, providing for the filing, within 60 days of closing, of a registration statement with the Securities and Exchange Commission registering the common stock issuable upon conversion of the debentures. We are obligated to use our best efforts to cause the registration statement to be declared effective no later than 90 days after filing the registration statement and to insure that the registration statement remains in effect until the earlier of (i) all of the shares of common stock issuable upon conversion of the debentures have been sold or (ii) July 10, 2008. In the event of a default of our obligations under the registration rights agreement, including our agreement to file the Registration Statement with the Securities and Exchange Commission no later than September 8, 2006, or if the registration statement is not declared effective by November 22, 2006, we are required to pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the debentures.

In connection with the securities purchase agreement, we executed a security agreement in favor of the investor granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreement states that if an event of default occurs under the secured convertible debentures or security agreements, the investor has the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

We have no other commitments from officers, directors or affiliates to provide funding. If we are unable to obtain debt and/or equity financing upon terms that we deem sufficiently favorable, or at all, it would have a materially adverse impact upon our ability to pursue our business strategy and maintain our current operations. As a result, it may require us to delay, curtail or scale back some or all of our operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition or results of operations.

There were no recent accounting pronouncements that have had or are likely to have a material effect on our financial position or results of operations.

BUSINESS

Overview

We are considered a development stage enterprise because we currently have no significant operations, have not yet generated revenue from new business activities and are devoting substantially all of our efforts to business planning and the search for sources of capital to fund our efforts. We have acquired all rights to "blow-by gas and crankcase engine emission reduction technology" which we intend to develop and market on a commercial basis. The technology is a gasoline and diesel engine emission reduction device, which will allow us to sell to our customers a low-cost and relatively more effective and efficient emission reduction and engine efficiency for implementation in both new and presently operating automobiles. The technology is designed and we believe that it will offer better mileage and longer engine lifespan. The technology is also believed to provide for dramatic reductions in harmful emissions in engines and vehicles, a reduction in costs to do so as well as reducing all related emission costs. The goal of the technology is to sell a commercially viable product, which delivers superior emission reduction technology and operating performance.

History

We were originally incorporated as Energy Resource Management, Inc. on August 13, 2002 and subsequently adopted name changes to Redwood Energy Group, Inc. and Redwood Entertainment Group, Inc., upon completion of a recapitalization on August 26, 2002. The re-capitalization occurred when we acquired the non-operating public shell of Gene-Cell, Inc., a public company. Gene-Cell had no significant assets or operations at the date of acquisition and we assumed all liabilities that remained from its prior discontinued operation as a biopharmaceutical research company. The historical financial statements presented herein are those of Redwood Entertainment Group, Inc. and its predecessors, Redwood Energy Group, Inc. and Energy Resource Management, Inc.

The non-operating public shell used to recapitalize the Company was originally incorporated as Becniel and subsequently adopted name changes to Tzaar Corporation, Gene-Cell, Inc., Redwood Energy Group, Inc., Redwood Entertainment Group, Inc., and finally its current name, SaVi Media Group, Inc.

Automotive Ventilation Systems

During a normal compression in an automotive engine, a small amount of gases in the combustion chamber escape past the pistons. Approximately 70% of these gases, known as blow-by gases, are unburned fuel that can dilute and contaminate the engine oil, causing corrosion to critical engine parts, and cause a build-up on sludge. As the engine speed increases, the pressure in the crankcase increases as a result of the blow-by gases. When the pressure gets too great in the crankcase, it can cause oil to leak past seals and gaskets, causing oil leaks. If the pressure is not relieved, it would cause all of the oil to blow out of the engine. Prior to 1963, cars used road draft tubes that just left the hydrocarbon emissions from the crankcase out into the open air. In 1963, automobiles created a positive crankcase ventilation, which consists of an valve, called the PCV valve, which creates a metered opening, and a hose that runs to the car’s intake manifold. The intake manifold has a vacuum effect that sucks the blow-by gases from the crankcase into the intake manifold, where the gases are burned. This process reduces the emissions produced by the engine as only the results of the burned gases are emitted.

Our Product

The Crankcase Ventilation System is an add-on system, designed and built in a modular format, intended for any gasoline as well as diesel motor vehicle. The Crankcase Ventilation System technology is covered by U.S. patent No. 5,228,424 and international patent application filed with the World Intellectual Property Organization   which patent that has assigned to us. The Crankcase Ventilation System is added to an engine crankcase to vent blow-by gases from the crankcase into the intake manifold regardless of engine vacuum. As it is a supplemental modular unit, it can be readily adapted and added to any existing vehicle system or placed in any new vehicle.

The Crankcase Ventilation System is comprised of various components that unlike simple positive crankcase ventilation valves, the Crankcase Ventilation System provides two-stage ventilation by which the orifice of the valve is selectively opened to regulate the flow of gases depending on engine speed, via a throttle linkage switch. The result of this system is a process whereby the Crankcase Ventilation System recovers and collects lower vapor pressure hydrocarbons from blow-by gases for return to the engine crankcase by use of a hydrocarbon separator and retriever, known as a recovery filter. The recovered hydrocarbons are re-introduced into the combustion cycle thereby improving engine operations and lowering emissions.

The Crankcase Ventilation System can be installed in less than one hour by a mechanic with limited training or by a competent do-it-yourselfer.

The Crankcase Ventilation System is an improvement on the current pollution positive crankcase ventilation   reduction controls, including the implementation of cleaner fuels and related hardware. While these measures have had the intended effect of reducing pollution causing emissions, they have not eliminated the emissions to an acceptable level. Our Crankcase Ventilation System technology is more effective than passive systems currently in use, provides excellent fuel efficiency and virtually eliminates fugitive crankcase emissions. The goal of the Crankcase Ventilation System technology is to provide a more aggressive method of emission reduction that is not possible by passive means and improves fuel efficiency.

Benefits of the Crankcase Ventilation System Technology

There are several advantages to the Crankcase Ventilation System as an engine enhancement and emission control device both in North America and in the rest of the world:

1.
The Crankcase Ventilation System can be applied to older cars,   eliminating the need to wait for improved features or standards to be applied to new vehicles only. While the Crankcase Ventilation System technology can be installed at the original equipment manufacturer level, on new vehicles, the Crankcase Ventilation System technology’s immediate application will be in the retrofit market on vehicles   already on the road.

2.	New technologies and upgrades can be applied at each scheduled service replacement.
3.	Supplementary technologies enable the collection and organized disposal of toxics, as supplementary technologies do not exclude periodic replacement or service.
4.	The Crankcase Ventilation System separates the formulation of emission control standards from the limitations of the make, year or purpose of the device.
5.
The Crankcase Ventilation System can be applied not only to cars but also to all types of vehicles that use gasoline or diesel internal combustion engines - industrial, commercial, electrical generation equipment, marine engines, to name but a few examples.

6.	The Crankcase Ventilation System can reduce emissions, even on new engines, even those utilizing the most modern technologies, generally up to 40% and occasionally up to 50%.
7.
The Crankcase Ventilation System technology generally will increase the miles per gallon up to 20%, reduce the need for oil changes dramatically (to as much as every 50,000 miles, thereby reducing the need for used oil processing), and increase horsepower generally up an additional 10-15%.

8.	The Crankcase Ventilation System is a patented technology for the U.S., Canada and selected overseas markets.

Independent Testing

We have sought out and received independent testing results, which, to-date, have been very encouraging and have validated our claims. At our request, tests were conducted by California Environmental Engineering , a greater Los Angeles area based leading independent environmental testing firm, over the last eight years. Overall, California Environmental Engineering is a consulting firm specializing in the testing of environmental and engine instrumentation. California Environmental Engineering provided a written conclusion after testing that provides, in part: “We have evaluated the data from the test runs in   the demonstration of the Crankcase Ventilation System . We can attest to the positive effect of the   Crankcase Ventilation System .   In conclusion, the technology has demonstrated that it has both   economic and environmental benefits”. Additional testing has been done by KLD Environmental Consultations also with similar positive results.

Specific Product Descriptions

Crankcase Ventilation System (gasoline)

A flow controlled engine ventilation system recovers blow-by gases and lower vapor pressure hydrocarbons. In an internal combustion engine, blow-by gases generated by the internal combustion process are ventilated from the crankcase to a recovery filter. The recovery filter has an expansion chamber allowing the blow-by gases to evenly distribute themselves before flowing past the filtration medium.

Crankcase Ventilation System (diesel)

In diesel applications, the Crankcase Ventilation System is combined with an advanced oil and vapor closed crankcase system. By enclosing the road-draft tube the blow-by gases and oil mist are filtered and recycled. The remaining gases and vapors are returned to the combustion inlet while the oil mist is returned back into the crankcase.

Our Crankcase Ventilation System   technology is referred to as an “Engine Treatment” technology, as the name implies, it functions after the treatment of the fuel and engine systems.

Internal Combustion Engine Crankcase Ventilation System

The Crankcase Ventilation System   hydrocarbon separator and retriever or recovery filter is a key   element of the system in that it, coupled with a positive crankcase ventilation value device, enables the device to recover lower pressure hydrocarbons, which have been a real and   material contributor to higher engine emission levels and less effective engine   operation. This technology is more effective than passive systems currently in use, provides excellent fuel efficiency and goes much farther to eliminate fugitive crankcase emissions. The original design goal was to provide a more aggressive method of   emission reduction that was possible by passive means, thereby improving both emission control and fuel   efficiency. Preliminary tests by us indicate that the Crankcase Ventilation System   exhibits close to 99% efficiency (based on energy recouped compared with energy used) and close to 100% effectiveness in reduction of fugitive crankcase emissions. Preliminary testing by us and independent testing sources indicate that the Crankcase Ventilation System   in gasoline engines may be able to reduce nitrogen oxides by as much as 25% and hydrocarbons and carbon monoxide as much as 40%, while increasing gas mileage by as much as 30% and prolonging engine life by as much as 100%. These factors will require further verification but, if supported, will allow a significant marketing advantage. The Crankcase Ventilation System   also increases the useful life of the engine’s spark plugs and oil contamination and sludge build-up are also reduced, extending the time required between tune-ups. In diesel engines, the Crankcase Ventilation System   obtains similar engine enhancement and lower emission results.

Pricing

We have not yet determined the exact pricing for our products but intend to develop pricing strategies commensurate with the results of our market research. We anticipate that our Crankcase Ventilation System product will be sold to end users for a price in the range of $100 to $200 plus installation and the pricing to original equipment manufacturers might be in the range of $50 to $125.

Marketing Strategy

We hope to establish ourselves as a provider of technology to capture blow-by gases and related crankcase ventilation system and emission reduction and, thereafter to aggressively expand as a provider of multiple fuel efficiency and emission reduction technologies and related systems that solve practical emission reduction and engine combustion systems deployment problems. The current development framework and systems and designs are based on this strategy.

A key part of our core short- and long-term strategy is to work with chosen business, strategic and original equipment manufacturer partners to establish recurring revenues. Our multiple versions of our Crankcase Ventilation System give other developers, original equipment manufacturers and licensees the flexibility to utilize different aspects of our technologies. This flexibility allows customers the freedom to determine the most efficient and cost effective way of implementing the Crankcase Ventilation System   technology into their products. We will focus pull through marketing   programs, such as getting governments and end-users to request the CVS   technology and products from vehicle and transportation companies.

The critical objectives of our marketing strategy over the next twenty-four months are outlined below:

1.
We will continue to enhance our Crankcase Ventilation System   prototypes and products and enhance expected capabilities and confirm commercialization steps in three phases. These phases are outlined below:

Phase I:	Focus on the continued development of the Crankcase Ventilation System and all related technologies so as to have a solution to be able to sell/market in all vertical markets before the end of 2006 .

Phase II:
To have products ready for shipment by the end of the third quarter of 2006 so as to be able to offer all strategic partners, customers, original equipment manufacturers and end-users products in the first three months of year 2007.

Phase III:
Thereafter, continue the development of the vehicle emission reduction and engine improvement technology by incorporating the use of additional light-weight, powerful, state-of- the-art materials as well as enhanced units that are based on designs currently in development to refine products which will work with as many known existing gasoline and diesel engine systems as economically practical.

2.
We will continue to demonstrate how the Crankcase Ventilation System   technology can be retrofitted into various standard and commercial vehicles. Starting in 1996, field-testing began on our Crankcase Ventilation System technology and we continue to seek additional parties to do next generation pilots. We will continue the task of seeking early-stage adopters of our Crankcase Ventilation System   technology in applications and vehicles before the end of the second quarter of year 2007.

3.
The Company intends to adopt a pull-through market strategy. Our strategy evolves around developing and commercializing our Crankcase Ventilation System technology and sub-components tailored to the specific application needs of industry original equipment manufacturers and partners (e.g.., fleet, transportation, automotive, trucks, etc.), while focusing solely on licensing the entire Crankcase Ventilation System   technology eventually to an established party for full-scale market commercialization (i.e.., automotive and/or truck manufacturer, automobile maker, automobile retrofit supplier, etc.). We will work directly with end-users (who could pull-through our products to manufacturers) as well as original equipment manufacturers and partners to establish emission reduction products that are based on specific requirements and on the manufacturing and internal partners’ capabilities. Conversely, with respect to the entire Crankcase Ventilation System, we will seek to form one or several manufacturing joint ventures or licensee agreements. In this situation, we will continue to play a leading role in the development area, up to and including the production and testing of prototypes for technical and commercial evaluations. In the long-term, we will continue to provide technical support and research & development to the manufacturing and marketing activities of our joint venture partners regarding the Crankcase Ventilation System   technology. Accordingly, the strategy includes three main components:

a.	Development and licensing activities regarding the Crankcase Ventilation System technology;

b.	Direct sales and manufacturing activities; and
c.	Various system manufacturing and/or sale activities.

4.
Ultimately, we will seek to expand our range of strategic partners and other pilot projects. As part of our business model to creating a joint venture and/or securing a licensing agreement with an established partner, our management has undertaken preliminary discussions regarding partnering agreements but intends to pursue these continuously with the goal that pilot projects, targeted at vehicle fleets, may begin in calendar year 2006. We are able to serve as the development arm of any original equipment manufacturers and/or partners while also actively pursuing in contract development and pre production work. As part of our development role, we will continue to produce and test prototypes, for external customers and for joint venture partners. Fine tuning adjustments usually needed during the early stages of production will best be resolved by having the original equipment manufacturers and joint venture partners available on site. Once larger production volumes are needed, production will be moved to original equipment manufacturers and/or partners’ mass manufacturing plants, whose design will benefit from the experience acquired during the ramp-up phase. We intend to contract with OEMs and client partners for the production and test of the samples we will need to implement our development strategy.

5.
On a longer term basis, we will focus on contract opportunities most likely to lead to licensing transactions. We desire that such opportunities will involve research areas in which we maintain a strong potential patent position and customers, which have the necessary industrial resources and market presence to successfully commercialize the licensed technologies.

Suppliers

While we currently have no contracts for production, we are investigating production strategies including use of original equipment manufacturers and licensing arrangements.

Intellectual Property

We have received an assignment of letters patent, transferring ownership to the technology referred to as the crankcase ventilation system. As assignee, we are considered the owner of the intellectual property associated with the patent. We presently hold no other intellectual property protected by letters patent nor have we filed for such letters patent entitling us to claim “patent pending” on any other technology. We anticipate that some of the derivative technology resulting from the development of the crankcase ventilation system will be appropriate for application for patents.

We also own certain trademarks associated with the marketing of our products. None of our marks have been registered with the US Patent and Trademark Office or any state trademark agency. We also claim copyright to certain white papers and marketing pieces.

Competition

The industry is marked by competition in two industry segments: emission reduction and fuel efficiency. Our product is designed to compete within both segments. We face competition from numerous foreign and domestic companies of various sizes, most of which are larger and have greater capital resources. Competition in these areas is further complicated by possible shifts in market share due to technological innovation, changes in product emphasis and applications and new entrants with greater capabilities or better prospects.

Passive crankcase ventilation systems have been available for many years and have been, in fact, a required emission-control system on certain vehicles. In addition, the Environmental Protection Agency is responsible for setting emission standards that all vehicles must meet. These emissions standards must be met by all new vehicles produced, resulting in all car manufacturers developing technology to lower emissions and raise fuel efficiency. In addition to car manufacturers, we compete against other companies that develop after-market products that lower emissions and/or increase fuel efficiency. Some of these competitors’ products include Racor’s CCV, Majestic SAFE-T-PRODUCTS Refilter, Save the World Air, Inc’s Mark I ZEFS device and Indigo Electronics CVS for boats.

Employees

As of September 1, 2006, we have 11 full-time employees, six of whom are management. We regularly utilize the services of consultants on an as-needed basis. None of our employees belongs to a collective bargaining union. We have not experienced a work stoppage and believe that our employee relations are good.

DESCRIPTION OF PROPERTIES

We maintain our principal mailing address at 9852 West Katella Avenue, #363, Anaheim, California 92804. Our telephone number at that office is (714) 740-0601 and our facsimile number is (714) 740-0030. We lease approximately 5,000 square feet of office space for $5,000 a month or the equivalent in stock. In the same facility, we also have access to over a 100,000 square feet of office and lab space with research and development and test equipment. The office and R&D space is located at 2530 S. Birch St., Santa Ana, CA. 92707. The lease runs until May 1, 2009. We believe that our current office space and facilities are sufficient to meet our present needs and do not anticipate any difficulty securing alternative or additional space, if needed, on terms acceptable to us.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

Names:	Ages	Titles:	Board of Directors
Greg Sweeney	54	Chief Executive Officer and President
Mario Procopio	45	Chairman of the Board of Directors	Director
Phil Scott	44	Chief Financial Officer
Kathy Procopio	48	Secretary and Treasurer	Director
Serge Monros	55	Chief Technology Officer	Director
Phil Pisanelli	57	Vice President for Marking	Director
Rudy Rodriguez	55	Chief Operating Officer	Director

Directors are elected to serve until the next annual meeting of stockholders and until their successors are elected and qualified. Currently there are five seats on our board of directors.

Currently, our Directors are not compensated for their services, although their expenses in attending meetings are reimbursed. Officers are elected by the Board of Directors and serve until their successors are appointed by the Board of Directors. Biographical resumes of each officer and director are set forth below.

Mr. Greg Sweeney has been our Chief Executive Officer since August 2006. Since August 2004, Mr. Sweeney has been self-employed as a management consultant for Rogers Transportation, based in Garland, Texas. Between January 2004 and August 2004, Mr. Sweeney was a sales representative and Director of Sales & Marketing for Railhead Underground Products, LLC, based in Ft. Worth, Texas. Mr. Sweeney was the elected mayor of Andrews, Texas for three terms. Mr. Sweeney also founded and was the President of Austin Equipment Co., Fossil Creek Productions Co and Sweeney Oil Co. Mr. Sweeney served as a District Manager of Nolan Brunson Inc. Mr. Sweeney also served in the United States Air Force, where he was a member of the Aerospace & Medicine - Laser Research and Development Team.

Mr. Mario Procopio has been a director since July 2003. Between August 2004 and August 2006, Mr. Procopio was our President and Chief Executive Officer. Since January 1999, Mr. Procopio has taught theology at STBC College in Anaheim, California. Mr. Procopio is married to Kathy Procopio, our Secretary, Treasurer and director. Mr. Procopio received an honorary doctorate in Theology from Southern California Community Bible College in June 2003.

Mr. Phil Scott has been our Chief Financial Officer since August 2006. Since June 2006, Mr. Scott has been the managing director of Herrera Partners, LLP, a Houston, Texas based investment banking and financial consulting firm. Between April 2005 and June 2006, Mr. Scott was the VP-Corporate Development for Heritage Provider Network. Between June 2002 and July 2004, Mr. Scott was the Chief Financial Officer for SurgiCare, Inc., a publicly-traded company. Since June 1999, Mr. Scott has been the President and Chief Financial Officer for DS Enterprises. Mr. Scott has also been the Chief Financial Officer and Executive Vice President for PSX, Inc., VP-Corporate Development for HealthCare Partners and the Chief Financial Officer and VP of The Camden Group. Mr. Scott received his MBA from the University of San Diego and a BS Degree in Chemical Engineering from California Institute of Technology.

Mrs. Kathy Procopio has been our Secretary and Treasurer since March 2004 and a director since March 2003. Since January 1985, Mrs. Procopio has has been the Chief Executive Officer and a director of New Creation Outreach, Inc., a Anaheim, California based non-profit. Mrs. Procopio is married to Mario Procopio, our President, Chief Executive Officer and director. Mrs. Procopio received an honorary doctorate in Theology from Southern California Community Bible College in June 2003.

Mr. Serge Monros has been the Chief Technology Officer and a director since August 2004. Since January 1998, Mr. Monros has been the owner on Monros Consulting, a Huntington Beach, California consulting company. Mr. Monros is also a director of New Creation Outreach, Inc., a Anaheim, California based non-profit.

Mr. Rudy Rodriguez has been our Chief Operating Officer since June 2005 and a director since November 2005. Since February 2000, Mr. Rodriguez has been the procurement manager for American Range, a commercial cooking equipment manufacturer located in Pacoima, California. Prior to February 2000, Mr. Rodriguez was the director of purchasing at Wilbur Curtis Company, Inc., a commercial coffee and tea equipment manufacturer located in Los Angeles, California.

Mr. Phil Pisanelli has been a director since August 2004. Since January 1981, Mr. Pisanelli has been the calibration manager for Boeing, Inc., located in Palm Dale, California.

EXECUTIVE COMPENSATION

The following tables set forth certain information regarding our CEO and each of our most highly-compensated executive officers whose total annual salary and bonus for the fiscal years ending December 31, 2005, 2004 and 2003 exceeded $100,000:

SUMMARY COMPENSATION TABLE
ANNUAL COMPENSATION

Name & Principal Position	Year	Salary ($)	Bonus ($)	Annual Compen- sation ($)	Restricted Stock Awards($)	Options SARs (#)	Other LTIP Payouts ($)	All Other Compensation
Mario Procopio	2005	32,000	0	-	-	-	-	-
Chief Executive	2004	38,840	0	-	100,000	-	-	-
Officer	2003	9,625	0	-	-	-	-	-
Kathy Procopio	2005	0	0	-	$40,000	-	-	-
Chief Financial	2004	0	0	-	$460,000	-	-	-
Officer	2003	0	0	-	-	-	-	-

Employment/Consultant Agreements

Greg Sweeney

Effective August 30, 2006, we entered into a consulting agreement with Greg Sweeney to serve as our Chief Executive Officer and President. Pursuant to the agreement, Mr. Sweeney receives a monthly salary of $10,000. In addition, Mr. Sweeney is entitled to receive bonuses and commissions based upon financing raised and operating targets. Additionally, Mr. Sweeney received 5 million shares of common stock upon execution of the agreement.

Phil Scott

Effective August 29, 2006, we entered into a consulting agreement with Herrera Partners, LP, pursuant to which Phil Scott shall serve as our Chief Financial Officer. Pursuant to the agreement, we will pay Herrera Partners a monthly fee of $7,000, of which, $3,000 can be paid in shares of restricted common stock. In addition, we agreed to compensate Herrera Partners at the rate of $350 an hour for all work in excess of 20 hours of work provided by Mr. Scott per month. We also issued options to purchase two millions shares of common stock at an exercise price of $0.01 per share for a period of five years.

Remuneration of Directors

We currently do not have in effect a policy regarding compensation for serving on our board of directors. However, we do reimburse our directors for their reasonable expenses incurred in attending meetings of our board and our non-employee directors are periodically granted shares or options to purchase shares of our common stock.

Stock Option Plans

The 2005 Incentive Stock Plan was adopted by the Board of Directors and approved by the stockholders in August 2005. The 2005 Plan provides for the issuance of up to 25,000,000 shares and/or options.

2005 Incentive Stock Plan

The primary purpose of the 2005 Incentive Stock Plan is to attract and retain the best available personnel for us in order to promote the success of our business and to facilitate the ownership of our stock by employees. The 2005 Incentive Stock Plan is administered by our Board of Directors. Under the 2005 Incentive Stock Plan, key employees, officers, directors and consultants are entitled to receive awards. The 2005 Incentive Stock Plan permits the granting of incentive stock options, non-qualified stock options and shares of common stock with the purchase price, vesting and expiration terms set by the Board of Directors.

Option/Stock Appreciation Right Grants in 2005

None.

Aggregate Option/SAR Exercises in 2005 and December 31, 2005 Option Values

None.

Equity Compensation Plan Information

	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	25,000,000	$0	25,000,000
Equity compensation plans not approved by security holders	0	0	0
Total	25,000,000	$0	25,000,000

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than as disclosed below, there have been no transactions, or proposed transactions, which have materially affected or will materially affect us in which any director, executive officer or beneficial holder of more than 10% of the outstanding common stock, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

We previously acquired DreamCity Entertainment from Michael Davis for stock and future cash payments which were never made. Mr. Davis the prior owner of DreamCity and primary reason for the DreamCity acquisition, left us on October 27, 2004. Our original agreement with Michael Davis allowed us to cancel all obligations under the DreamCity acquisition agreement and, accordingly, we recognized a $197,038 gain on cancellation of debt.

We, having previously issued 4,000 shares of common stock towards the acquisition of SaVi Group, holder of patents from Serge Monros, subsequently issued 5,000,000 shares of common stock, 5,000,000 shares of Series A preferred stock and 125,000,000 three-year stock options (to acquire shares of our common stock at $0.00025 per share) to Serge Monros to complete the acquisition of the rights to the patents. Serge Monros also received 100,000 shares of common stock as compensation for his role as our chief technology officer. We also issued 17,560,000 shares of common stock to associates of Serge Monros that were involved in the initial development of the patents that he owns.

We subsequently issued 5,100,000 shares of common stock, 5,000,000 shares of Series A preferred stock and 125,000,000 three-year stock options to acquire shares of our common stock at $0.00025 per share to Mario Procopio, our Chief Executive Officer, for compensation and for his efforts in arranging the acquisition of the rights to the patents owned by Serge Monros.

We issued 2,000,000 shares of common stock to Kathleen Procopio for services she provided as our chief financial officer. Kathleen Procopio is the spouse of our chief executive officer, Mario Procopio.

Prior to August 1, 2005, we leased approximately 600 square feet of office space from an affiliated company, New Creation Outreach, for $600 a month. Kathy Procopio, our Secretary, Treasurer and member of the Board of Directors is the Chief Executive Officer and a director of New Creation Outreach. In addition, Serge Monros, our Chief Technology Officer and member of the Board of Directors is also a director of New Creation Outreach.

We have no policy regarding entering into transactions with affiliated parties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables sets forth, as of September 1, 2006, the number of and percent of our common stock beneficially owned by

•	by each person who is known by us to beneficially own more than 5% of our common stock;
•	by each of our officers and directors; and
•	by all of our officers and directors as a group.

We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

A person is deemed to be the beneficial owner of securities that can be acquired by him within 60 days from September 1, 2006 upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of April 14, 2006 have been exercised and converted.

NAME AND ADDRESS OF OWNER	TITLE OF CLASS	NUMBER OF SHARES BENEFICIALLY OWNED (1)	PERCENTAGE OF CLASS PRIOR TO OFFERING (2)	PERCENTAGE OF CLASS AFTER OFFERING (3)

Greg Sweeney	Common Stock	0	0%	0%
2530 S. Birch Street, #A
Santa Ana, California 92707

Phil Scott	Common Stock	0	0%	0%
2530 S. Birch Street, #A
Santa Ana, California 92707

Mario Procopio	Common Stock	125,100,000 (4)	21.85%	2.80%
2530 S. Birch Street, #A
Santa Ana, California 92707

Kathy Procopio	Common Stock	658,548,300 (5)	60.00%	13.20%
2530 S. Birch Street, #A
Santa Ana, California 92707

Serge Monros	Common Stock	782,102,300 (6)	63.97%	15.30%
2530 S. Birch Street, #A
Santa Ana, California 92707

Phil Pisanell	Common Stock	1,000,000	*	*
2530 S. Birch Street, #A
Santa Ana, California 92707

Ben Lofstedt	Common Stock	2,000,000	*	*
2530 S. Birch Street, #A
Santa Ana, California 92707

All Officers and Directors	Common Stock	1,569,250,600 (7)	78.56%	26.65%
As a Group (7 persons)

Alexander M. Haig Jr.	Common Stock	50,000,000 (8)	10.05%	1.14%
2530 S. Birch Street, #A
Santa Ana, California 92707

Alexander P. Haig	Common Stock	50,000,000 (8)	10.05%	1.14%
2530 S. Birch Street, #A
Santa Ana, California 92707

Steve Botkin	Common Stock	102,000,000 (9)	18.56%	2.30%
405 S. Fann Street
Anaheim, California 92804

Cyrus Project Incorporated	Common Stock	39,527,500 (10)	8.11%	*
PO Box 1969
Huntington Beach, CA 92647-1969

G & K Automotive Conversion Inc.	Common Stock	100,000,000 (11)	18.26%	2.25%
2530 Birch St
Santa Ana, Ca 92707

His Devine Vehicle	Common Stock	656,548,300 (12)	59.82%	13.16%
11001 E. Valley Mall, Suite 301C
El Monte, California 91731

New Creation Outreach, Inc.	Common Stock	656,548,300 (12)	59.82%	13.16%
2530 S. Birch Street, #A
Santa Ana, California 92707

His Devine Vehicle	Preferred A	5,000,000	50%	50%

New Creation Outreach, Inc.	Preferred A	5,000,000	50%	50%

His Devine Vehicle	Preferred C	1,500,000	23.24%	23.24%

New Creation Outreach, Inc.	Preferred C	1,500,000	23.24%	23.24%

Alexander M. Haig Jr.	Preferred C	500,000	7.75%	7.75%

Alexander P. Haig	Preferred C	500,000	7.75%	7.75%

Steve Botkin	Preferred C	1,020,000	15.80%	15.80%

Cyrus Project Incorporated	Preferred C	395,275	6.12%	6.12%

G & K Automotive Conversion	Preferred C	1,000,000	15.49%	15.49%

* Less than 1%.

(1)
Beneficial Ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of September 1, 2006 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2)
For purposes of calculating the percentage beneficially owned, the number of shares of each class of stock deemed outstanding includes 447,606,564 common shares; 10,000,000 Preferred "A" Shares and 6,455,275 Preferred "C" Shares outstanding as of September 1, 2006.

(3)	Percentage based upon 4,337,606,564 shares of common stock outstanding after the offering, assuming all shares registered are sold.

(4)	Includes 125,000,000 shares of common stock underlying options.

(5)
Includes 6,548,300 shares of common stock, 500,000,000 shares of common stock underlying series A convertible preferred stock and 150,000,000 shares of common stock underlying series C convertible preferred stock owned by New Creation Outreach, Inc., of which Mrs. Procopio is the Chief Executive Officer.

(6)
Includes 450,000 shares owned by Mr. Monros’ minor children and 125,000,000 shares of common stock underlying options. Also includes 6,548,300 shares of common stock, 500,000,000 shares of common stock underlying series A convertible preferred stock and 150,000,000 shares of common stock underlying series C convertible preferred stock owned by His Divine Vehicle, Inc., of which Mr. Monros is the Chief Executive Officer.

(7)
Includes 250,000,000 shares of common stock underlying options, 1,000,000,000 shares of common stock underlying series A convertible preferred stock and 300,000,000 shares of common stock underlying series C convertible preferred stock.

(8)	Includes 50,000,000 shares of common stock underlying series C convertible preferred stock

(9)	Includes 102,000,000 shares of common stock underlying series C convertible preferred stock

(10)	Includes 39,527,500 shares of common stock underlying series C convertible preferred stock

(11)	Includes 100,000,000 shares of common stock underlying series C convertible preferred stock

(12)	Includes 500,000,000 shares of common stock underlying series A convertible preferred stock and 150,000,000 shares of common stock underlying series C convertible preferred stock.

Series A and C Voting Rights

Each share of Series A and C convertible preferred stock shall be entitled to cast that number of votes per share as is equal to the number of votes that holder would be entitled to cast had such holder converted his shares into shares of Common Stock on the record date for such vote. Each share of Series A and Series C convertible preferred stock is convertible into 100 shares of common stock.

DESCRIPTION OF SECURITIES

COMMON STOCK

We are authorized to issue up to 6,000,000,000 shares of Common Stock, $0.01 par value. As of September 1, 2006, there were 447,606,564 shares of common stock issued and outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and nonassessable.

We have engaged Pacific Stock Transfer Company, as independent transfer agent or registrar.

PREFERRED STOCK

We are authorized to issue 40,000,000 shares of preferred stock, $0.01 par value per share. As of September 1, 2006, there were 10,000,000 shares of series A preferred stock issued and outstanding and 6,455,275 shares of series C preferred stock issued and outstanding. The shares of preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors. The board of directors is expressly vested with the authority to determine and fix in the resolution or resolutions providing for the issuances of preferred stock the voting powers, designations, preferences and rights, and the qualifications, limitations or restrictions thereof, of each such series to the full extent now or hereafter permitted by the laws of the State of Delaware.

The series A and series C preferred stock provides for conversion on the basis of 100 shares of common stock for each share of preferred stock converted, with conversion at the option of the holder or mandatory conversion upon restructure of the common stock and holders of the series A preferred stock vote their shares on an as-converted basis. Holders of the series A preferred stock participates on distribution and liquidation pari passu with the holders of the common stock. We have also filed certificates of Designation for series B preferred stock but no stock of this class has been issued.

WARRANTS

In connection with a securities purchase agreement dated July 10, 2006, as amended, we issued Cornell warrants to purchase an aggregate of 2,900,000,000 shares of common stock, exercisable for a period of five years as follows:

Number of Warrants	Exercise Price

1,000,000,000	$0.003
1,000,000,000	$0.006
300,000,000	$0.01
200,000,000	$0.015
150,000,000	$0.02
100,000,000	$0.03
60,000,000	$0.05
40,000,000	$0.075
30,000,000	$0.10
20,000,000	$0.15

In addition, we have various other outstanding warrants to purchase 1,955,000 shares of our common stock.

OPTIONS

We currently have 252,000,000 options outstanding, with 125 million options granted to each Mario Procopio and Serge Monros as additional consideration for the assignment of the patent and services provided to us, and two million options granted to Herrera Partners for additional consolidation for contract of CFO services. The options to Messis - Procopio and Monros were granted on April 6, 2005, are exercisable starting July 6, 2005, and expire on April 6, 2008. The options are exercisable at the rate of $250 for every one million shares of common stock. The options to Herrera Partners were issued on August 28, 2006, expire August 28, 2011 and have an exercise price of $0.01.

CONVERTIBLE SECURITIES

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners L.P., an accredited investor, on July 10, 2006, and amended on August 17, 2006, for the sale of $2,970,000 in secured convertible debentures and 2,900,000,000 warrants. This prospectus relates to the resale of the common stock underlying the secured convertible debentures and warrants. The investors are obligated to provide us with an aggregate of $2,970,000 as follows:

•	$1,670,000 was disbursed on July 10, 2006;

•	$200,000 was disbursed on August 17, 2006;

•	$600,000 was disbursed on September 1, 2006; and

•	$500,000 will be disbursed two business days prior to the effectiveness of this registration statement.

Accordingly, we have received a total of $2,470,000 pursuant to the Securities Purchase Agreement.

The secured convertible debentures bear interest at 10% and mature two years from the date of issuance. Holders may convert, at any time, any amount outstanding under the secured convertible debentures into shares of our common stock at a conversion price per share equal to $0.013. Beginning the earlier of (i) the first business day of the month immediately following the month in which this registration statement is first declared effective or (ii) November 1, 2006, and continuing on the first business day of each calendar month thereafter, we are required to make a mandatory redemption payment of $225,000 and accrued and unpaid interest, which payment can be made in cash or in restricted shares of our common stock.

We have the option, in our sole discretion, to settle the monthly mandatory redemption amount by (i) paying the investor cash in an amount equal to 115% of the monthly mandatory redemption amount, or (ii) issuing to the investor the number of shares of our common stock equal to the monthly mandatory redemption amount divided by $0.007, which is known as the redemption conversion price, provided, however, that in order for us to issue shares upon payment of the monthly mandatory redemption amount (A) this registration statement is effective, (B) no event of default shall have occurred, and (C) the closing bid price for our common stock shall be greater than the redemption conversion price as of the trading day immediately prior to the redemption date.  However, in the event that (A) this registration statement is effective, (B) no event of default shall have occurred, and (C) the closing bid price for our common stock is less than the redemption conversion price but is greater than $0.003, which is known as the default conversion price, we shall have the option to settle the monthly mandatory redemption amount by issuing to the investor the number of shares of common stock equal to the monthly mandatory redemption amount divided by the default conversion price. Accordingly, the secured convertible debentures may be converted into a maximum of 990,000,000 shares of our common stock. On August 29, 2006, the closing bid price for our common stock as quoted by Bloomberg, LP was $0.0065 and, therefore, the conversion price for the secured convertible notes would be $0.003 if we elected to convert the monthly mandatory redemption amount into shares of common stock. Based on this conversion price, the $2,970,000 in secured convertible debentures, excluding interest, were convertible into 990,000,000 shares of our common stock.

In the event that certain events of default, such as failure to pay principal or interest when due, failure to issue common stock upon conversion or the delisting or lack of quotation of our common stock, the redemption conversion price will be reduced to the default conversion price.

The investor has contractually agreed to restrict its ability to convert the debentures and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion does not exceed 4.9% of the then issued and outstanding shares of common stock.

We have the right, at our option, with three business days advance written notice, to redeem a portion or all amounts outstanding under the secured convertible debentures prior to the maturity date provided that the closing bid price of our common stock, is less than $0.013 at the time of the redemption. In the event of a redemption, we are obligated to pay an amount equal to the principal amount being redeemed plus a 15% redemption premium, and accrued interest.

In connection with the securities purchase agreement dated July 10, 2006, as amended, we granted the investor registration rights. We are obligated to use our best efforts to cause the registration statement to be declared effective no later than December 7, 2006 and to insure that the registration statement remains in effect until the earlier of (i) all of the shares of common stock issuable upon conversion of the Debentures have been sold or (ii) July 10, 2008. In the event of a default of our obligations under the registration rights agreement, including our agreement to file the Registration Statement with the Securities and Exchange Commission no later than September 8, 2006, or if the Registration Statement is not declared effective by December 7, 2006, we are required pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the secured convertible debentures.

In connection with the securities purchase agreement dated July 10, 2006, we executed a security agreement in favor of the investor granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreement states that if an event of default occurs under the secured convertible debentures or security agreement, the investors have the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

PLAN OF DISTRIBUTION

The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately-negotiated transactions;
•	short sales that are not violations of the laws and regulations of any state or the United States;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;
•	through the writing of options on the shares;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades, provided, however, that the selling stockholders cannot engage in short sales against the box to the extent that the short sale occurs prior to the effectiveness of this registration statement and the short sale is covered by registered shares after the effectiveness of this registration statement. Pursuant to the securities purchase agreement with Cornell Capital Partners, it has agreed to not engage in any short sales or hedging transactions in our common stock as long as any of the secured convertible debentures remain outstanding.

The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations under such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.

The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.

If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

SELLING STOCKHOLDERS

The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants unless the selling stockholders exercise the warrants on a cashless basis. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.

The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

Name	Total Shares of Common Stock Issuable Upon Conversion of Debentures and/or Warrants*	Total Percentage of Common Stock, Assuming Full Conversion	Shares of Common Stock Included in Prospectus (1)	Beneficial Ownership Before the Offering**		Percentage of Common Stock Owned Before Offering**	Beneficial Ownership After the Offering (2)	Percentage of Common Stock Owned After Offering (2)
Cornell Capital Partners L.P. (3)	3,890,000,000	89.68%	Up to 3,920,000,000 shares of common stock	23,062,798	(2)	4.9%	—	—

Golden Gate Investors, Inc. (4)	—	—	30,000,000 shares of common stock	30,000,000		4.99%	—	—

TOTAL:			3,950,000,000 shares of common stock

* This column represents an estimated number based upon full exercise of the warrants and conversion of the secured convertible debentures at the lowest conversion price of $0.003.

** These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.9% limitation.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Includes a good faith estimate of the shares issuable upon conversion of the secured convertible debentures and exercise of warrants, based on the lowest conversion price for the secured convertible debentures. Because the number of shares of common stock issuable upon conversion of the secured convertible debentures is dependent in part upon the market price of the common stock prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. Under the terms of the secured convertible debentures, if the secured convertible debentures had actually been converted on August 31, 2006, the secured convertible debentures would have had a conversion price of $0.003. The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible debentures by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933. However the selling stockholders have contractually agreed to restrict their ability to convert their secured convertible debentures or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholder could own beneficially at any given time through their ownership of the secured convertible debentures and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) Assumes that all securities registered will be sold.

(3) All investment decisions of Cornell Capital Partners are made by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of Yorkville Advisors.

(4) The selling stockholder is an unaffiliated third party. In accordance with rule 13d-3 under the Securities Exchange Act of 1934, Norman Lizt may be deemed a control person of the shares owned by the selling stockholder.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby.

EXPERTS

Ham, Langston & Brezina, L.L.P., independent registered public accounting firm, have audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2005 and 2004 and for the years then ended that appear in the prospectus. The financial statements referred to above are included in this prospectus with reliance upon the independent registered public accounting firm’s opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Savi Media Group, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

SAVI MEDIA GROUP, INC.

INDEX TO FINANCIAL STATEMENTS

For the Years Ended December 31, 2005 and December 31, 2004

For the Three and Six Months Ended June 30, 2006 and June 30, 2005

Unaudited Condensed Consolidated Balance Sheets	F-30
Unaudited Condensed Consolidated Statements of Operations	F-32
Unaudited Condensed Consolidated Statement of Stockholders’ Deficit	F-33
Unaudited Condensed Consolidated Statements of Cash Flows	F-36
Notes to Unaudited Condensed Consolidated Financial Statements	F-37 to F-43

Report of Independent Registered Public Accounting Firm

To the Stockholders and Directors
SaVi Media Group, Inc.

We have audited the accompanying consolidated balance sheet of SaVi Media Group, Inc. (a corporation in the development stage) as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders' deficit and cash flows for the years then ended and for the period from inception, August 13, 2002, to December 31, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based upon our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of SaVi Media Group, Inc. as of December 31, 2005 and 2004, and the consolidated results of its operations and its cash flows for the years then ended and for the period from inception, August 13, 2002, to December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements and discussed in Note 2, the Company has incurred significant recurring losses from operations since inception and is dependent on outside sources of financing for continuation of its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to this matter are also discussed in Note 2. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The accompanying financial statements have been restated to correct errors in the valuation and disclosure of derivative liabilities and convertible debt. (See Note 7)

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas
April 13, 2006, except for Note 7, as to which
the date is July 26, 2006

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
CONSOLIDATED BALANCE SHEET
December 31, 2005 and 2004

	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$336	$3,835

Total current assets	336	3,835

Equipment, net	5,208
Intangible assets - patents	38,500	38,500

Total assets	$44,044	$42,335

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Note payable	$142,500	$-
Convertible debt, net	6,519	-
Derivative liability-compound embedded derivatives	707,024
Derivative liability-warrants	475
Accounts payable and accrued liabilities	31,448	10,000
Deposit for warrant exercise	23,805	-
Accounts payable assumed in recapitalization	159,295	159,295

Total current liabilities	1,071,066	169,295

Commitments and contingencies

Stockholders' deficit:
Series A convertible preferred stock; $0.001 par value,
10,000,000 shares authorized, issued and outstanding	10,000	10,000
Series B convertible preferred stock; $0.001 par value,
10,000,000 shares authorized, none issued and outstanding	-	-
Series C convertible preferred stock; $0.001 par value,
10,000,000 shares authorized, 6,060,000 issued and
outstanding at December 31, 2005	6,060	-
Common stock: $0.001 par value, 6,000,000,000 shares
authorized, 209,109,976 and 86,947,767 shares issued and
187,919,976 and 86,947,767 shares outstanding
at December 31, 2005 and 2004, respectively	209,110	86,947
Additional paid-in capital	247,147,631	109,749,828
Losses accumulated during the development stage	(248,399,823)	(109,973,735)

Total stockholders' deficit	(1,027,022)	(126,960)

Total liabilities and stockholders' deficit	$44,044	$42,335

The accompanying notes are an integral part of the consolidated financial statements

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

			Inception to
	2005	2004	December 31, 2005

Operating costs and expenses:
General and administrative expenses,
except stock based compensation	$606,965	$316,216	$1,240,502
Stock-based compensation	136,790,718	106,233,015	245,426,939
Research and development	299,943	-	299,943

Loss from operations	(137,697,626)	(106,549,231)	(246,967,384)

Other income and (expenses)
Interest Income	1	5	18
Gain on settlement	-	197,033	197,033
Cost of rescission	-	(43,074)	(43,074)
Cost of recapitalization	-	-	(273,987)
Goodwill impairment	-	-	(541,101)
Change in fair value of derivative financial instruments	189,539		189,539
Interest expense	(918,002)	(22,707)	(960,867)

Total other income and expenses, net	(728,462)	131,257	(1,432,439)

Net loss	$(138,426,088)	$(106,417,974)	$(248,399,823)

Weighted average shares outstanding	121,294,340	3,244,449

Net loss per common share - basic and dilutive	$(1.14)	$(32.80)

The accompanying notes are an integral part of the consolidated financial statements

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

	Series A Preferred Stock		Series B Preferred Stock
	Shares	Amount	Shares	Amount

Balance at inception, August 13, 2002	-	$-	-	$-

Initial contribution to establish Energy
Resource Management, Inc.	-	-	-	-

Recapitalization on August 26, 2002	-	-	-	-

Common stock issued in exchange
for consulting services	-	-	-	-

Net Loss	-	-	-	-

Balance at December 31, 2002	-	$-	-	$-

The accompanying notes are an integral part of the consolidated financial statements

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

	Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount

Balance at inception, August 13, 2002	-	$-	-	$-

Initial contribution to establish Energy
Resource Management, Inc.	-	-	-	-

Recapitalization on August 26, 2002	-	-	5,335	5

Common stock issued in exchange
for consulting services	-	-	1,086	1

Net Loss	-	-	-	-

Balance at December 31, 2002	-	$-	6,421	$6

The accompanying notes are an integral part of the consolidated financial statements

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

	Additional Paid-In Capital	Deferred Compensation	Losses Accumulated During the Development Stage	Total

Balance at inception, August 13, 2002	$-	$-	$-	$-

Initial contribution to establish Energy
Resource Management, Inc.	1,020	-	-	1,020

Recapitalization on August 26, 2002	(5)	-	-	-

Common stock issued in exchange
for consulting services	2,233,149	(1,030,917)		1,202,232

Net Loss	-	-	(1,555,838)	(1,555,838)

Balance at December 31, 2002	$2,234,164	$(1,030,917)	$(1,555,838)	$(352,586)

The accompanying notes are an integral part of the consolidated financial statements

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

	Series A Preferred Stock		Series B Preferred Stock
	Shares	Amount	Shares	Amount

Balance at December 31, 2002	-	$-	-	-

Recognition of deferred compensation
under consulting agreements	-	-	-	-

Common stock issued for cash under
Regulation D offering	-	-	-	-

Common stock issued in exchange
for consulting services and
employee compensation	-	-	-	-

Common stock issued in exchange
for extension of acquisition
agreement	-	-	-	-

Common stock issued as a contribution
to a related charitable organization	-	-	-	-

Common stock issued to escrow for
acquisition of DreamCity	-	-	-	-

Interest recognition on loan from
stockholder	-	-	-	-

Net loss	-	-	-	-

Balance at December 31, 2003	-	$-	-	$-

The accompanying notes are an integral part of the consolidated financial statements

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

	Series C Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount

Balance at December 31, 2002	-	$-	6,421	$6

Recognition of deferred compensation
under consulting agreements	-	-	-	-

Common stock issued for cash under
Regulation D offering	-	-	4,180	4

Common stock issued in exchange
for consulting services and
employee compensation	-	-	1,200	1

Common stock issued in exchange
for extension of acquisition
agreement	-	-	110	-

Common stock issued as a contribution
to a related charitable organization	-	-	2,280	3

Common stock issued to escrow for
acquisition of DreamCity	-	-	8,000	8

Interest recognition on loan from
stockholder	-	-	-	-

Net loss	-	-	-	-

Balance at December 31, 2003	-	$-	22,191	$22

The accompanying notes are an integral part of the consolidated financial statements

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

	Additional Paid-In Capital	Deferred Compensation	Losses Accumulated During the Development Stage	Total

Balance at December 31, 2002	$2,234,164	$(1,030,917)	$(1,555,838)	$(352,585)

Recognition of deferred compensation
under consulting agreements	-	1,030,917	-	1,030,917

Common stock issued for cash under
Regulation D offering	154,996	-	-	155,000

Common stock issued in exchange
for consulting services and
employee compensation	170,055	-	-	170,056

Common stock issued in exchange
for extension of acquisition
agreement	4,400	-	-	4,400

Common stock issued as a contribution
to a related charitable organization	91,197	-	-	91,200

Common stock issued to escrow for
acquisition of DreamCity	359,992	-	-	360,000

Interest recognition on loan from
stockholder	6,209	-	-	6,209

Net loss	-	-	(1,999,913)	(1,999,913)

Balance at December 31, 2003	$3,021,013	$-	$(3,555,751)	$(534,716)

The accompanying notes are an integral part of the consolidated financial statements

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

	Series A Preferred Stock		Series B Preferred Stock
	Shares	Amount	Shares	Amount

Balance at December 31, 2003	-	$-	-	$-

Common Stock issued for acquisition of
patent rights	5,000,000	5,000	-	-

Common stock issued for cash under
Regulation D offering	-	-	-	-

Common stock issued in payment of
legal fees	-	-	-	-

Special dividend to certain major
stockholders in Gene-Cell, Inc.	-	-	-	-

Common stock issued in exchange
for consulting services and
employee compensation	5,000,000	5,000	-	-

Common stock issued to repay
debt	-	-	-	-

Common stock issued to round stock splits	-	-	-	-

Net loss	-	-	-	-

Balance at December 31, 2004	10,000,000	$10,000	-	$-

The accompanying notes are an integral part of the consolidated financial statements

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

	Series C Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount

Balance at December 31, 2003	-	$-	22,191	$22

Common Stock issued for acquisition of
patent rights	-	-	5,100,000	5,100

Common stock issued for cash under
Regulation D offering	-	-	39,600,000	39,600

Common stock issued in payment of
legal fees	-	-	252,000	252

Special dividend to certain major
stockholders in Gene-Cell, Inc.	-	-	5,000,000	5,000

Common stock issued in exchange
for consulting services and
employee compensation	-	-	31,926,240	31,926

Common stock issued to repay
debt	-	-	5,002,000	5,002

Common stock issued to round stock splits	-	-	45,336	45

Net loss	-	-	-	-

Balance at December 31, 2004	-	$-	86,947,767	$86,947

The accompanying notes are an integral part of the consolidated financial statements

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

	Additional Paid-In Capital	Deferred Compensation	Losses Accumulated During the Development Stage	Total

Balance at December 31, 2003	$3,021,013	$-	$(3,555,751)	$(534,716)

Common Stock issued for acquisition of
patent rights	(10,100)	-	-	-

Common stock issued for cash under
Regulation D offering	403,125	-	-	442,725

Common stock issued in payment of
legal fees	49,748	-	-	50,000

Special dividend to certain major
stockholders in Gene-Cell, Inc.	(5,000)	-	-	-

Common stock issued in exchange
for consulting services and
employee compensation	106,196,089	-	-	106,233,015

Common stock issued to repay
debt	94,998	-	-	100,000

Common stock issued to round stock splits	(45)	-	-	-

Net loss	-	-	(106,417,974)	(106,417,974)

Balance at December 31, 2004	$109,749,828	$-	$(109,973,725)	$(126,950)

The accompanying notes are an integral part of the consolidated financial statements

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLERS' DEFICIT
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

	Series A Preferred Stock		Series B Preferred Stock
	Shares	Amount	Shares	Amount

Balance at December 31, 2004	10,000,000	$10,000	-	$-

Common stock issued for cash under
Regulation D offering	-	-	-	-

Common and preferred stock issued in
exchange for consulting services and
employee compensation	-	-	-	-

Common stock issued upon exercise of
stock warrants	-	-	-	-

Common stock issued for conversion of
notes payable	-	-	-	-

Return and cancellation of shares	-	-	-	-

Common stock issued to escrow for debt
conversions and warrant exercises	-	-	-	-

Issuance of compensatory stock options to
Chief Executive Officer	-	-	-	-

Net Loss	-	-	-	-

Balance at December 31, 2005	10,000,000	$10,000	-	$-

The accompanying notes are an integral part of the consolidated financial statements

 SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLERS' DEFICIT
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

	Series C Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount

Balance at December 31, 2004	-	$-	86,947,767	$86,947

Common stock issued for cash under
Regulation D offering	-	-	22,150,950	22,151

Common and preferred stock issued in
exchange for consulting services and
employee compensation	6,060,000	6,060	42,828,835	42,829

Common stock issued upon exercise of
stock warrants	-	-	244,763	245

Common stock issued for conversion of
notes payable	-	-	42,215,361	42,215

Return and cancellation of shares	-	-	(6,466,700)	(6,467)

Common stock issued to escrow for debt
conversions and warrant exercises	-	-	21,190,000	21,190

Issuance of compensatory stock options to
Chief Executive Officer	-	-	-	-

Net Loss	-	-	-	-

Balance at December 31, 2005	6,060,000	$6,060	209,110,976	$209,110

The accompanying notes are an integral part of the consolidated financial statements

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
CONSOLIDATED STATEMENT OF STOCKHOLERS' DEFICIT
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

	Additional Paid-In Capital	Deferred Compensation	Losses Accumulated During the Development Stage	Total
Balance at December 31, 2004	$109,749,828	$-	$(109,973,735)	$(126,960)

Common stock issued for cash under
Regulation D offering	374,409	-	-	396,560

Common and preferred stock issued in
exchange for consulting services and
employee compensation	105,491,829	-	-	105,540,718

Common stock issued upon exercise of
stock warrants	268,935	-	-	269,180

Common stock issued for conversion of
notes payable	27,353	-	-	69,568

Return and cancellation of shares	6,467	-	-	-

Common stock issued to escrow for debt
conversions and warrant exercises	(21,190)	-	-	-

Issuance of compensatory stock options to
Chief Executive Officer	31,250,000	-	-	31,250,000

Net Loss	-	-	(138,426,088)	(138,426,088)

Balance at December 31, 2005	$247,147,631	$-	$(248,399,823)	$(1,027,022)

The accompanying notes are an integral part of the consolidated financial statements

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

	2005	2004	Inception to December 31, 2005
Cash flows from operating activities:
Net loss	$(138,426,088)	$(106,417,974)	$(248,399,823)
Adjustments to reconcile net income to net
cash used by operating activities:
Gain on settlement	-	(197,033)	(197,033)
Impairment of goodwill	-	-	541,101
Cost of recapitalization	-	-	273,987
Amortization of deferred compensation	-	-	2,233,150
Compensatory common and preferred
stock issuances	105,540,718	106,233,015	211,943,789
Compensatory option issuances	31,250,000	-	31,250,000
Interest imputed on non-interest bearing note
from a stockholder	-	1,045	7,254
Interest expense recognized on issuance and through
accretion of discount on long-term debt	925,713	16,543	946,045
Change in fair value of derivatives	(189,539)	-	(189,539)
Common stock issued for rescission agreement	-	43,074	43,074
Common stock issued in payment of accounts payable	-	50,000	50,000
Depreciation expense	1,042	-	1,042
Changes in accounts payable and accrued liabilities	21,448	(76,033)	77,145

Net cash used by operating activities	(876,706)	(347,363)	(1,419,788)

Cash flows from investing activities:
Acquisition of equipment	(6,250)	-	(6,250)
Acquisition of patents	-	(38,500)	(38,500)

Net cash used in investing activities	(6,250)	(38,500)	(44,750)

Cash flows from financing activities:
Proceeds from stockholder advances	-	-	49,672
Proceeds from convertible debt	50,000	-	50,000
Proceeds from note payable	142,500	-	142,500
Proceeds from warrant exercise and deposit for
warrant exercise	290,397	-	290,397
Payments on notes payable	-	(60,000)	(63,000)
Proceeds from sale of common stock	396,560	442,725	995,205

Net cash provided by financing activities	879,457	382,725	1,464,874

Net increase (decrease) in cash and cash equivalents	(3,499)	(3,138)	336

Cash and cash equivalents at beginning of year	3,835	6,973	-

Cash and cash equivalents at end of year	$336	$3,835	$336

The accompanying notes are an integral part of the consolidated financial statements

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

1.	Organization and Significant Accounting Policies

SaVi Media Group, Inc. (the "Company") is a Nevada Corporation that has acquired rights to "blow-by gas and crankcase engine emission reduction technology" which it intends to develop and market on a commercial basis. The technology is a relatively simple gasoline and diesel engine emission reduction device that the Company intends to sell to its customers for effective and efficient emission reduction and engine efficiency for implementation in both new and presently operating automobiles. The Company is considered a development stage enterprise because it currently has no significant operations, has not yet generated revenue from new business activities and is devoting substantially all of its efforts to business planning and the search for sources of capital to fund its efforts.

The Company was originally incorporated as Energy Resource Management, Inc. on August 13, 2002 and subsequently adopted name changes to Redwood Energy Group, Inc. and SaVi Media Group, Inc., upon completion of a recapitalization on August 26, 2002. The re-capitalization occurred when the Company acquired the non-operating public shell of Gene-Cell, Inc. Gene-Cell Inc. had no significant assets or operations at the date of acquisition and the Company assumed all liabilities that remained from its prior discontinued operation as a biopharmaceutical research company. The historical financial statements presented herein are those of SaVi Media Group, Inc. and its predecessors, Redwood Energy Group, Inc. and Energy Resource Management, Inc.

The non-operating public shell used to recapitalize the Company was originally incorporated as Becniel and subsequently adopted name changes to Tzaar Corporation, Gene-Cell, Inc., Redwood Energy Group, Inc., Redwood Entertainment Group, Inc. and finally its current name, SaVi Media Group, Inc.

Significant Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated condensed financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from estimates making it reasonably possible that a change in the estimates could occur in the near term.

Principles of Consolidation

The consolidated condensed financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all significant intercompany accounts and transactions.

Cash and Cash Equivalents

The Company considers all highly liquid short-term investments with an original maturity of three months or less when purchased, to be cash equivalents.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred income taxes are recorded to reflect the tax consequences on future years of temporary differences between the tax basis of assets and liabilities and their financial amounts at year-end. The Company provides a valuation allowance to reduce deferred tax assets to their net realizable value.

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

1.	Organization and Significant Accounting Policies, continued

Stock-Based Compensation

Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") established financial accounting and reporting standards for stock-based employee compensation plans. It defined a fair value based method of accounting for an employee stock option or similar equity instrument and encouraged all entities to adopt that method of accounting for all of their employee stock compensation plans and include the cost in the income statement as compensation expense. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees". The Company accounts for compensation cost for stock option plans in accordance with SFAS No. 123.

Valuation of Derivatives

Financial Accounting Standard No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) established financial accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The convertible debentures issued to Golden Gate Investors on May 5, 2005 are subject to derivative accounting under SFAS 133 and EITF No. 00-19, "Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company's Own Stock.". A model was developed that values the compound embedded derivatives within the convertible notes and associated freestanding warrants. The embedded derivatives are valued using a lattice model which incorporates a probability weighted discounted cash flow methodology. This model is based on future projections of the various potential outcomes. The model analyzed the underlying economic factors that influenced which likely events would occur, when they were likely to occur, and the specific terms that would be in effect at the time (i.e. interest rates, stock price, conversion price, etc.). The primary factors driving the economic value of the embedded derivatives are stock price, stock volatility, whether the company has obtained a timely registration, an event of default, and the likelihood of obtaining alternative financing. The warrants issued with the convertible debt are a freestanding derivative financial instrument. Using the Black-Scholes Method with a probability weighted exercise price, the fair value of the derivative was computed for the May issued warrants at inception and are recorded as a derivative liability.

The derivative liabilities result in a reduction of the initial carrying amount (as unamortized discount) of the Convertible Note. This derivative liability is marked-to-market each quarter with the change in fair value recorded in the income statement. Unamortized discount is amortized to interest expense using the effective interest method over the life of the Convertible Note. If the Note is converted or the warrants are exercised, the derivative liability is released and recorded as additional paid in capital.

Loss Per Share

Basic and diluted net loss per share is computed on the basis of the weighted average number of shares of common stock outstanding during each period. Potentially dilutive options that were outstanding during 2003 were not considered in the calculation of diluted earnings per share because the Company's net loss rendered their impact anti-dilutive. Accordingly, basic and diluted loss per share is identical for the year ended December 31, 2004 and for the periods from inception, August 13, 2002, to December 31, 2004 and 2003.

Fair Value of Financial Instruments

The Company includes fair value information in the notes to consolidated financial statements when the fair value of its financial instruments is different from the book value. When the book value approximates fair value, no additional disclosure is made.

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

1.	Organization and Significant Accounting Policies, continued

New Accounting Pronouncements

In December 2004 the FASB issued revised SFAS No. 123R, "Share-Based Payment". SFAS No. 123R sets accounting requirements for "share-based" compensation to employees and requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation. SFAS No. 123R is effective in interim or annual periods beginning after June 15, 2005. The Company will be required to adopt SFAS No. 123R in its third quarter of fiscal 2005 and currently discloses the effect on net (loss) income and (loss) earnings per share of the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". The Company is currently evaluating the impact of the adoption of SFAS 123R on its financial position and results of operations, including the valuation methods and support for the assumptions that underlie the valuation of the awards.

In December 2004 the FASB issued SFAS No. 153 "Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29". SFAS No. 153 amends APB Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 is to be applied prospectively for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The Company's adoption of SFAS No. 153 is not expected to have a material impact on its financial position or results of operations.

2.	Going Concern Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is presently a shell company and has limited operations and resources. The Company has accumulated net losses in the development stage of $248,399,823 for the period from inception, August 13, 2002, to December 31, 2005. Additionally, at December 31, 2005, the Company is in a negative working capital position of $1,070,730 and has a stockholders' deficit of $1,027,022. Such matters raise substantial doubt about the Company's ability to continue as a going concern. These financial statements do not include any adjustment that might result from the outcome of this uncertainty.

The goals of the Company will require a significant amount of capital and there can be no assurances that the Company will be able to raise adequate short-term capital to sustain its current operations in the development stage, or that the Company can raise adequate long-term capital from private placement of its common stock or private debt to emerge from the development stage. There can also be no assurances that the Company will ever attain profitability. The Company's long-term viability as a going concern is dependent upon certain key factors, including:

•	The Company's ability to obtain adequate sources of funding to sustain it during the development stage.

•
The ability of the Company to successfully produce and market its gasoline and diesel engine emission reduction device in a manner that will allow it to ultimately achieve adequate profitability and positive cash flows to sustain its operations.

In order to address its ability to continue as a going concern, implement its business plan and fulfill commitments made in connection with its agreement for acquisition of patent rights (See Note 3), the Company intends to raise additional capital from sale of its common stock. Sources of funding may not be available on terms that are acceptable to the Company and its stockholders, or may include terms that will result in substantial dilution to existing stockholders.

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

3.	Agreement for Acquisition of Patent Rights

On March 31, 2003, the Company entered into a letter of intent to acquire 20% of SaVi Group, the name under which Serge Monros was conducting business in the ownership of numerous patents he had developed. The acquisition of 20% of SaVi Group was completed in the second quarter of 2004 upon the Company's payment of 38,500 in cash and the issuance of 4,000 shares of the Company's common stock to Serge Monros.

Subsequent to the acquisition, the Company changed its name from Redwood Entertainment Group, Inc. to SaVi Media Group, Inc. Serge Monros changed the name of the entity in which he holds the patents to His Devine Vehicle, Inc. Further discussions between the Company and Serge Monros led to a September 1, 2004 agreement (the "Agreement") under which the Company acquire 100% of the rights to various patents (the "Patents") owned by Serge Monros. The Agreement was amended and modified on December 30, 2004 and again on April 6, 2005. The most important patented technology, for which the Company acquired rights, was technology to produce a relatively simple gasoline and diesel engine emission reduction device that the Company intends to sell to manufacturers of new vehicles and owners of presently operating automobiles.

The Company does not have all records of the amounts spent in the development of the Patents, but management believes that the amount exceeds $5,000,000.

Under the terms of the Agreement as amended, the Company acquired the Patents rights for the following consideration:

•
5,000,000 shares of Series A preferred stock to both Serge Monros, who owned the patents, and Mario Procopio, the Company's founder and Chief Executive Officer. The Series A preferred stock is convertible to and holds voting rights of 100 to 1 of those attributable to common stock. These shares are to remain in escrow for three years, and, accordingly, they will not be converted to common stock during that period.

•	5,000,000 shares of common stock to both Serge Monros and Mario Procopio.

•
Three-year stock options to acquire 125,000,000 shares of the Company's common stock at $0.00025 per share to both Serge Monros and Mario Procopio. This provision of the agreement was reached in April 2005. The options to Serge Monros are considered part of the cost of the patent rights under the Agreement. The Options to Mario Procopio will be recognized as compensation expense of $31,250,000 in the second quarter of 2005.

The Agreement represents a three year relationship that may be renegotiated or rescinded at the end of that term if the use of the Patents does not produce revenue equal to costs associated with the Agreement or modified annual cost, whichever is less. The Agreement does not define the terms "Costs associated with the Agreement " or "Modified Annual Costs". Regardless of performance, the Agreement is eligible for renewal and/or modification on September 1, 2007.

In the event the Agreement is rescinded, the Patents and related technology will be returned to Serge Monros. Further, under the terms of the Agreement, the Company is required to build a $5,000,000 research and development lab and a manufacturing plant and Serge Monros will also own those assets, free and clear, in the event the Agreement is rescinded or the Company dissolved.

The Agreement contains two commitments by the Company as follows:

1.	Serge Monros and Mario Procopio each are to receive monthly compensation of $10,000 per month, depending on revenues and the raising of capital, but not less than $3,000 per month.

2.
Contingent consideration to Serge Monros of $75,000,000 in cash or in the form of stock options the exercise of which will provide net proceeds to Serge Monros of $75,000,000 over the next ten years. If options are issued, they will bear an exercise price of $0.00025 per share. This provision of the agreement is specifically tied to the performance of the Company and its ability to pay either in cash or stock options.

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

3.	Agreement for Acquisition of Patent Rights, continued

The Company recorded Patents at cost to Serge Monros because the Agreement resulted in the control of the Company by Serge Monros and Mario Procopio. Further, due to the fact that most costs incurred by Serge Monros in developing the patents represented research and development costs that were immediately expensed, the basis of the Patents has been limited to $38,500, the actual cash paid to Serge Monros under the initial agreement to acquire 20% of SaVi Group.
The Series A convertible preferred stock and the stock options issued under the Agreement could have a very significant future dilutive effect on stockholders.

4.	Acquisition of DreamCity Entertainment

On October 27, 2003, the Company acquired DreamCity Entertainment from Michael Davis for $541,101. The purchase price was paid by issuing a total of 8,110 shares of the Company's common stock valued at $364,400 and committing to two future cash payments of $100,000 (discounted to their current value of 176,701), during the second quarter of 2004 and 2005. The two cash payments were never made, however, the obligation was cancelled on October 27, 2004, under terms of the original agreement with Michael Davis.

At December 31, 2003, the Company was unable to demonstrate the continuing value of the Goodwill, because no reliable estimate of future cash flows could be substantiated and accordingly, the Company recorded a $541,101 impairment reserve to reduce goodwill to its estimated net realizable value.

On October 27, 2004, Michael Davis, the prior owner of DreamCity and primary reason for the DreamCity acquisition, left the Company. The Company's original agreement with Michael Davis allowed the Company to cancel all obligations under the DreamCity acquisition agreement and, accordingly, the Company recognized a $197,038 gain on cancellation of debt.

5.	Rescission of Energy Resource Management Agreement

During 2004 the Company issued 2,000 shares of common stock to the owner of Energy Resource Management, Inc. to rescind a transaction that occurred in 2002. The shares issued in connection with the rescission were valued at $100,000. Under the terms of the rescission, 4,800 common shares issued in the re-capitalization transaction were returned to the Company and debt to the stockholder of $49,672 and related accrued interest of $7,254 were fully satisfied.

6.	Accounts Payable Assumed in Recapitalization

Accounts payable assumed in recapitalization, represents the liabilities of the public shell, at the time, Gene-Cell, Inc. that the Company assumed as part of the recapitalization. This balances is comprised of liabilities for legal fees and trade payables incurred by Gene-Cell, Inc. (See Note 1).

7.	Restatements for Convertible Debt

To obtain funding for its ongoing operations, the Company entered into a securities purchase agreement (the “Agreement”) with an accredited investor (the “Investor”) on May 5, 2005, for the sale of (i) $50,000 of convertible debentures and (ii) warrants to buy 5,000,000 shares of our common stock at $1.09 per share. The Investor is obligated to provide the Company with an aggregate of at least $200,000 as follows:

On May 5, 2005, the Company received $50,000 from the investor for purchases of the convertible debentures and warrants.

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

7.	Restatement for Convertible Debt, continued

The investor made payments to the Company as follows in 2005:

	Warrant Payments	Convertible Debt

Cash paid	$290,597	$50,000
Warrants exercised with debt conversions	(266,792)	(2,448)

Ending balance	$23,805	$47,552

The advances made to the Company, other than the $50,000 initially received for purchase of the convertible debentures and warrants, are being applied to the exercise price of warrants at the future discretion of the Investor.

The convertible debentures bear interest at 5 1/4%, mature two years from the date of issuance, and are convertible into shares of the Company’s common stock, at the Investor’s option. The convertible debentures are convertible into shares of the Company’s based on the following formula: The Company will issue the number of shares of common stock equal to the principal amount of the debentures being converted multiplied by 110, less the product of the conversion price multiplied by 100 times the dollar amount of the debenture; and the product thereof shall be divided by the conversion price. The conversion price for the convertible debentures is the lesser of (i) $0.75; (ii) eighty percent of the of the average of the three lowest volume weighted average prices during the twenty (20) trading days prior to the conversion or (iii) eighty percent of the of the volume weighted average on the trading day prior to conversion. If the volume weighted average price is below $0.20 on a conversion date, the Company has the right to pre-pay the amount of the debenture the Investor elects to convert, plus accrued and unpaid interest, at 150% of such amount; however, if the Company elects to pre-pay in this situation, the Investor holder has the right to withdraw the notice of conversion. Also, if the volume weighted average price is below $0.20 at any point during a month, the Investor is not obligated to convert any portion of the debenture during that month. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder. The warrant is exercisable into 5,000,000 shares of common stock at an exercise price of $1.09 per share.

The conversion provisions of the convertible debentures and the exercise provisions of the warrant are correlated so that the convertible debentures will be converted and the warrant exercised in like proportions. The result is that in any month in which the Investor converts the 5% minimum it will also exercise the 5% minimum under the warrant, which will result in it purchasing common stock for $275,000 ($272,500 paid in cash and $2,500 of the convertible debentures principal converted). In total, the conversion of the convertible debentures and exercise of the warrant could result in the Investor purchasing up to $5,500,000 of the Company’s common stock ($5,450,000 paid in cash and $50,000 of the convertible debentures principal converted) under the Agreement.

It is currently unlikely that the $5,500,000 available under the Agreement will ever be received because the Company’s stock price has fallen substantially below $0.20 and the Agreement contains a provision that if at the time of a conversion/exercise, the conversion price would be less than $.20, then the Investor is not obligated to convert any portion of the convertible debenture or exercise any portion of the warrant for that month or the Company may opt to redeem the amount of principal that the Investor presents for conversion at 150% of face value. These provisions will, in all likelihood, reduce the aggregate purchases under the convertible debentures and warrants.

These financials are being restated to properly account for this convertible note in accordance with SFAS 133 and EITF 00-19. At the time of issue, the derivative liabilities associated with the note and the freestanding warrants were valued as follows:

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

7.	Restatement for Convertible Debt, continued

Contractual balance	$50,000
Less compound embedded derivatives	(872,362)
Less: warrant liability	(84,234)
Plus interest expense	906,596
Net convertible debt	$-

Because the value of the derivative liabilities exceeded the notional amount, the excess amount of $906,596 was expensed as non-cash interest expense upon issuance of the convertible note. The discount is amortized to interest expense using the effective interest method over the term of the note. For the period ending December 31, 2005, $6,617 of the discount was amortized to interest expense.

The derivative liabilities were valued as of December 31, 2005 at $707,023 for the compound embedded derivative and $475 for the warrant liability. In addition, 158,160 warrants were exercised and $2,448 of the convertible notes was converted by Deceber 31, 2005. The derivative liability associated with these conversions and exercises was released and included in additional paid in capital. These changes result in a gain in fair value of derivative instruments of $189,539 for the year ended December 31, 2005.

Following is an summary analysis of convertible debentures at December 31, 2005:

Contractual balance	$50,000
Less: conversions	(2,448)

Convertible debt gross amount	$47,552
Unamortized Discount	(41,033)

Net Convertible Debenture	6,519

At the date of origination, the embedded derivatives and the warrants associated with the convertible notes were improperly accounted as equity transactions and accordingly the Company’s’ financial statements for the year ended December 31, 2005 have been restated as follows.

INCOME STATEMENT
Net loss, as previously reported previously reported	$(137,702,414)
Income from change in value of derivative financial instruments	189,539
Change in interest expense as a result of accretion of debt discount and
Initial valuation	(913,213)

Net income (loss) as restated	$(138,426,088)
Net change - income (loss)	$(723,674)

Weighted average shares - basic and diluted	121,294,340

Net loss per share, as previously reported	$(1.14)

Net loss per share, as restated	$(1.14)

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

7.	Restatement for Convertible Debt, continued

BALANCE SHEET
Total liabilities, as previously reported	$404,600
Change to properly state convertible debt	(41,033)
Increase to properly state derivative financial instruments	707,499

Total liabilities as restated	$1,071,066

Total stockholders' equity (deficit) as previously reported	$(360,556)
Change	(666,466)

Total stockholders' equity (deficit), as restated	$(1,027,022)

8.	Long-Term Debt

On April 15, 2005, the Company entered into a $150,000 long-term debt agreement, bearing interest at 4% per year and due in April 2007. A total of 4,000,000 shares of the Company’s common stock collateralized this long-term debt and the Company can fully discharge its obligation under the agreement by issuing the shares. The Company paid origination fees of $7,500 in connection with the long-term debt and those fees are being amortized to interest expense over the term of the debt using the effective yield method.

Following is an analysis of long-term debt at December 31, 2005:
Contractual balance	$150,000
Less unamortized portion of beneficial conversion feature	(7,500)

Long-term debt	$142,500

9.	Income Taxes

The composition of deferred tax assets and the related tax effects at December 31, 2005 and 2004 are as follows:

	2005	2004

Benefit from carryforward of net operating loss	$1,470,727	$1,165,000
Less valuation allowance	(1,470,727)	(1,165,000)

Net deferred tax asset	$-	$-

The difference between the income tax benefit in the accompanying statement of operations and the amount that would result if the U.S. Federal statutory rate of 34% were applied to pre-tax loss for the year ended December 31, 2005 and 2004, is as follows:

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

9.	Income Taxes, continued

	2005		2004
	Amount	Percent	Amount	Percent

Benefit for income tax at federal statutory rate	$47,064,870	34.0%	$36,182,111	34.0%

Non-deductible compensation	(46,508,844)	(33.6)	(46,513,094)	(33.9)
Non-deductible interest and change in value of derivative financial instruments	250,299	(0.2)	-	-
Non-taxable gain	-	-	66,991	-
Increase in valuation allowance	(305,727)	0.1	(305,727)	(0.1)

	$-	-%	$-	-%

At December 31, 2005, for federal income tax and alternative minimum tax reporting purposes, the Company has approximately $4,325,000 of unused net operating losses available for carryforward to future years. The benefit from carryforward of such net operating losses will expire in various years between 2011 and 2025. The benefit from utilization of net operating loss carryforwards incurred prior to December 30, 2004 is significantly limited in connection with a change in control of the Company (See Note 3). Such benefit could be subject to further limitations if significant future ownership changes occur in the Company. The Company believes that a significant portion of its unused net operating loss carryforwards will never be utilized due to expiration or limitations on use due to ownership changes.

10.	Lease Commitments

The Company is currently considering its facilities requirements and has not yet determined when an office space lease will be initiated. The Company is currently operating under a sublease from New Creation Outreach, Inc., a related party.

11.	Stockholders' Equity

During 2005, the Company amended its Articles of Incorporation to increase its authorized shares of common stock from 1,000,000,000 to 6,000,000,000 shares.

Common Stock

Following is a description of transactions affecting common stock.

Year Ended December 31, 2005

The Company issued 42,828,835 shares of common stock and 6,060,000 shares of Series C Preferred Stock to various individual that provided consulting and other services to the Company and recognized compensation expense of $105,553,218 related to those issuances.

The Company issued 22,150,950 shares of common stock to under private placements of its common stock and received cash proceeds of $396,360.

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

11.	Stockholders' Equity, continued

The Company cancelled 6,466,700 shares previously issued to consultants.

The Company issued 244,763 shares of common stock to the Investor upon exercise of stock warrants.

The company issued 42,215,361 shares of common stock to the Investor upon conversion of $2,448 of convertible debt.

Year Ended December 31, 2004

Effective September 2, 2004 and November 19, 2004, the Company's board of directors declared a 1 for 25 reverse stock split and a 1 for 100 reverse stock split, respectively. The reverse stock splits, with a total impact of 1 for 2500, have been reflected in the accompanying consolidated financial statements and all references to common stock outstanding, additional paid in capital, weighted average shares outstanding and per share amounts prior to the record dates of the reverse stock splits have been restated to reflect the stock splits on a retroactive basis. Subsequently to the stock splits, the Company awarded a total of 5,000,000 post-split shares to certain early investors and key stockholders in Gene-Cell, Inc. This stock issuance has been shown as a special dividend in the accompanying statement of stockholders' deficit.

The Company issued 5,002,000 shares of common stock to the owner of Energy Resource Management, Inc. to rescind a re-capitalization transaction that occurred in 2002.

The Company issued 4,000 shares of common stock in payment of the acquisition price of 20% of SaVi Group (See Note 3). The Company subsequently issued 5,000,000 shares of common stock, 5,000,000 shares of Series A preferred stock and 125,000,000 three-year stock options (to acquire shares of the Company's common stock at $0.00025 per share) to complete the acquisition of the rights to the patents. The patents came over at Serge Monros's basis, which was zero, because the development of the patents was a research and development effort. Serge Monros also received 100,000 shares of common stock, valued at $20,000, as compensation for his role of chief technology officer of the Company.

The Company issued 17,560,000 shares of common stock to associates of Serge Monros that were involved in the initial development of the patents that he owns, or are now assisting the Company. These issuances were considered compensation and a cost of the transaction and valued at $3,160,800.

The Company subsequently issued 5,100,000 shares of common stock, 5,000,000 shares of Series A preferred stock and 125,000,000 three-year stock options to acquire shares of the Company's common stock at $0.00025 per share to Mario Procopio, the Company's Chief Executive Officer, for compensation and for his efforts in arranging the acquisition of the rights to the patents owned by Serge Monros. The stock issuances to Mario Procopio were valued at $101,020,000.

The Company issued 252,000 shares of common stock to its former legal counsel for approximately $50,000 of services provided.

The Company issued 2,000,000 shares of common stock to Kathleen Procopio for services she provided as chief financial officer of the Company. These services were valued at $460,000, based on the quoted market price of the common stock. Kathleen Procopio is the spouse of the Company's chief executive officer, Mario Procopio.

The Company issued 7,166,240 shares of common stock as compensation to various individuals that provided services to the Company. These shares were valued at $1,572,215.

The company sold 39,600,000 shares of common stock to qualified investors and received cash proceeds of $442,725

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

11.	Stockholders' Equity, continued

Stock Options

Gene-Cell, Inc., the public shell Company, used in the recapitalization (See Note 1) periodically issued incentive stock options to key employees, officers, and directors to provide additional incentives to promote the success of the Company's business and to enhance the ability to attract and retain the services of qualified persons. The Board of Directors approved the issuance of all stock options. The exercise price of an option granted was determined by the fair market value of the stock on the date of grant. Reverse stock splits by the Company resulted in the reduction of outstanding options to less than 200 shares with exercise prices that are so high that the exercise of the options will never be practical.

During April 2005, the Company granted a total of 250,000,000 options to Mario Procopio and Serge Monros as additional consideration for the assignment of the patent and services provided to us. The options were granted on April 6, 2005, are exercisable starting July 6, 2005, and expire on April 6, 2008. The options are exercisable at the rate of $250 for every one million shares of common stock ($0.00025 per share). These options represent all outstanding options of the Company at December 31, 2005. The options to Serge Monros were considered as part of the acquisition of patent rights. The options issued to Mario Procopio were valued at estimated market value of $31,250,000.

Incentive Stock Plan

During the year ended December 31, 2005 the 2005 Incentive Stock Plan was adopted by the Company’s Board of Directors and approved by the stockholders in August 2005. The 2005 Plan provides for the issuance of up to 25,000,000 shares and/or options. The primary purpose of the 2005 Incentive Stock Plan is to attract and retain the best available personnel for us in order to promote the success of our business and to facilitate the ownership of our stock by employees. The 2005 Incentive Stock Plan is administered by our Board of Directors. Under the 2005 Incentive Stock Plan, key employees, officers, directors and consultants are entitled to receive awards. The 2005 Incentive Stock Plan permits the granting of incentive stock options, non-qualified stock options and shares of common stock with the purchase price, vesting and expiration terms set by the Board of Directors. No options have been issued under the Plan at December 31, 2005.

Stock Warrants

Gene-Cell also issued stock warrants to investors prior to the recapitalization, which remain outstanding at December 31, 2003. Reverse stock splits by the Company resulted in the reduction of outstanding warrants to less than 100 shares with exercise prices that are so high that the exercise of the warrants will never be practical.

Preferred Stock

During the year ended December 31, 2005, the Company set preferences for its Series A, B And C preferred stock. The Company is authorized to issue 30,000,000 shares of preferred stock, $0.01 par value per share. At September 30, 2005, the Company had 10,000,000 shares of series A preferred stock issued and outstanding and 6,060,000 shares of series C preferred stock issued and outstanding. The Company’s preferred stock may be issued in series, and shall have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issuance of such stock adopted from time to time by the board of directors.

The series A and series C preferred stock provides for conversion on the basis of 100 shares of common stock for each share of preferred stock converted, with conversion at the option of the holder or mandatory conversion upon restructure of the common stock and holders of the series A preferred stock vote their shares on an as-converted basis. Holders of the series A preferred stock participates on distribution and liquidation on an equal basis with the holders of common stock.

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
For the Years Ended December 31, 2005 and 2004 and for the Period
From Inception, August 13, 2002, to December 31, 2005

11.	Stockholders' Equity, continued

The series B preferred stock provides for conversion on the basis of 10 shares of common stock for each share of preferred stock converted, with conversion at the option of the holder or mandatory conversion upon restructure of the common stock and holders of the series A preferred stock vote their shares on an as-converted basis. Holders of the series B preferred stock participates on distribution and liquidation on an equal basis with the holders of common stock.

12.	Related Party Transactions

The Company engaged in various related party transactions involving the issuance of shares of the Company's common stock during the years ended December 31, 2005 and 2004. Those transactions are described in Note 9.

The 5,000,000 shares of common stock issued to Mario Procopio and 5,000,000 shares issued to Serge Monros in the agreement for acquisition of patents described in Note 3, were actually issued to New Creation Outreach, Inc. and His Devine Vehicle, Inc. These are companies for which Mario Procopio previously acted as a director. At December 31, 2004, Mario Procopio no longer serves as a director of either of those organizations; however, his spouse, Kathleen Procopio continues to serve on the board of New Creation Outreach, Inc.

13.	Non-Cash Investing and Financing Transactions and Supplemental Disclosure of Cash Flow Information

During the years ended December 31, 2005 and 2004, the Company engaged in various non-cash investing and financing activities as follows:

During the year ended December 31, 2005, the Company issued $42,215,361 shares of common stock to convert $2,448 of convertible notes payable to equity.

During 2004, issued 4000 shares of common stock in payment of the acquisition price of 20% of SaVi Group (See Note 3). The Company subsequently issued 5,000,000 shares of common stock, 5,000,000 shares of Series A preferred stock and 125,000,000 three-year stock options to acquire shares of the Company's common stock at $0.00025 per share to complete the acquisition of the rights to the patents.

On June 17, 2004 the Company issued 2000 shares of common stock to satisfy debt to a stockholder of $49,672.

During the years ended December 31, 2005 and 2004, the Company made cash interest payments of $-0- and $5,119, respectively.

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEET
June 30, 2006 and December 31, 2005

	June 30,	December 31,
	2006	2005
		(Restated)
ASSETS
Current assets:
Cash and cash equivalents	$29,415	$336

Total current assets	29,415	336

Property and equipment, net	237,208	5,208
Intangible assets - patents	38,500	38,500

Total assets	$305,123	$44,044

The accompanying notes are an integral part of the unaudited consolidated financial statements

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEET
June 30, 2006 and December 31, 2005

	June 30,	December 31,
	2006	2005
		(Restated)
LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
Note payable	$142,500	$142,500
Convertible debt	14,446	6,519
Accounts payable and accrued liabilities	46,419	31,448
Deposit for warrant exercise	-	23,805
Advances from investor	1,048,370	-
Accounts payable assumed in re-capitalization	159,295	159,295
Derivative financial instrument liabilities	271,747	707,499

Total current liabilities	1,682,777	1,071,066

Commitments and contingencies

Stockholders' deficit:
Series A convertible preferred stock; $0.001 par value,
10,000,000 shares authorized, issued and outstanding	10,000	10,000
Series B convertible preferred stock; $0.001 par value,
10,000,000 shares authorized, none issued and outstanding	-	-
Series C convertible preferred stock; $0.001 par value,
10,000,000 shares authorized, 6,455,275 and 6,060,000
shares issued and outstanding at June 30, 2006 and
December 31, 2005, respectively	6,455	6,060
Common stock: $0.001 par value, 990,000,000 shares
authorized, 387,606,564 and 209,109,976 shares issued and
outstanding at June 30, 2006 and December 31, 2005,
Respectively	387,607	209,110
Additional paid-in capital	248,795,838	247,147,631
Losses accumulated during the development stage	(250,577,554)	(248,399,823)

Total stockholders' deficit	(1,377,654)	(1,027,022)

Total liabilities and stockholders' deficit	$305,123	$44,044

The accompanying notes are an integral part of the unaudited consolidated financial statements

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
For the Three Months and Six Months Ended June 30, 2006 and 2005 and for the Period
From Inception, August 13, 2002, to June 30, 2006

	Three Months Ended		Six Months Ended		Inception to
	June 30,	June 30,	June 30,	June 30,	June 30,
	2006	2005	2006	2006	2006

Operating costs and expenses:
General and administrative
expenses, except stock
based compensation	670,166	193,064	977,442	285,018	2,205,444
Stock-based compensation	89,500	131,774,534	587,638	133,929,475	246,027,077
Research and development	505,155	138,296	624,875	138,296	924,818

Loss from operations	(1,264,821)	(132,105,894)	(2,189,955)	(134,352,789)	(249,157,339)

Other income and (expenses)
Interest Income	11	1	11	1	29
Gain on settlement	-	-	-	-	197,033
Cost of recission	-	-	-	-	(43,074)
Cost of recapitalization	-	-	-	-	(273,987)
Change in value of
derivative financial
instruments	163,027	(380,353)	389,735	(380,353)	579,274
Goodwill impairment	-	-	-	-	(541,101)
Loss on debt
extinguishment	(360,000)		(360,000)		(360,000)
Interest expense	(9,343)	(909,988)	(17,522)	(909,988)	(978,389)

Total other income
and expenses, net	(206,305)	(1,290,340)	12,224	(1,290,340)	(1,420,215)

Net loss	$(1,471,126)	$(133,396,234)	$(2,177,731)	$(135,643,129)	$(250,577,554)

Weighted average shares
outstanding	332,278,786	108,993,913	331,619,924	98,644,556

Net loss per common share
basic and dilutive	$(0.00)	$(1.22)	$(0.01)	$(1.38)

The accompanying notes are an integral part of the consolidated financial statements

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS’ DEFICIT
For the Six Months Ended June 30, 2006

	Series A Preferred Stock		Series B Preferred Stock
	Shares	Amount	Shares	Amount

Balance at December 31, 2005, as previously restated	10,000,000	$10,000	-	$-

Common stock issued for cash

Exercise of warrants	-	-	-	-

Conversion of debt to equity	-	-	-	-

Common and Preferred stock issued in
exchange for consulting services	-	-	-	-

Reduction of shares in escrow	-	-	-	-

Cancellation of shares	-	-	-	-

Shares issued for Debt Extinguishment	-	-	-	-

Net Loss	-	-	-	-

Balance at June 30, 2006	10,000,000	$10,000	-	$-

The accompanying notes are an integral part of the unaudited consolidated financial statements

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS’ DEFICIT
For the Six Months Ended June 30, 2006

	Series C Preferred Stock		Common Stock
	Shares	Amount	Shares	Amount

Balance at December 31, 2005, as previously restated	6,060,000	$6,060	209,109,976	$209,110

Common and Preferred stock issued for cash	395,275	395	100,000	100

Exercise of warrants	-	-	389,540	389

Conversion of debt to equity	-	-	162,049,548	162,050

Common and Preferred stock issued in
exchange for consulting services	1,000,000	1,000	7,125,000	7,125

Reduction of shares in escrow	-	-	(21,167,500)	(21,167)

Cancellation of shares	(1,000,000)	(1,000)	-	-

Shares issued for Debt Extinguishment	-	-	30,000,000	30,000

Net Loss	-	-	-	-

Balance at June 30, 2006	6,455,275	$6,455	387,606,564	$387,607

The accompanying notes are an integral part of the unaudited consolidated financial statements

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
UNAUDITED CONSOLIDATED CONDENSED STATEMENT OF STOCKHOLDERS’ DEFICIT
For the Six Months Ended June 30, 2006

			Losses
			Accumulated
	Additional		During the
	Paid-In	Subscription	Development
	Capital	Receivable	Stage	Total

Balance at December 31, 2005, as previously restated	$247,147,631	$-	$(248,399,823)	$(1,027,022)

Common and Preferred stock issued for cash	382,235	-	-	382,730

Exercise of warrants	425,577	-	-	425,966

Conversion of debt to equity	(115,415)	-	-	46,635

Common and Preferred stock issued in
Exchange for consulting services	603,643	-	-	611,768

Reduction of shares in escrow	21,167	-	-	-

Cancellation of shares	1,000	-	-	-

Shares issued for Debt Extinguishment	330,000	-	-	360,000

Net Loss	-	-	(2,177,731)	(2,177,731)

Balance at June 30, 2006	$248,795,838	$-	$(250,577,554)	$(1,377,654)

The accompanying notes are an integral part of the unaudited consolidated financial statements

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
For the Six Months Ended June 30, 2006 and 2005 and for the Period
From Inception, August 13, 2002, to June 30, 2006

	June 30,	June 30,	Inception to
	2006	2005	June 30, 2006
Cash flows from operating activities:
Net loss	$(2,177,731)	$(135,643,129)	$(250,577,554)
Adjustments to reconcile net income to net
cash used by operating activities:
Depreciation Expense	26,357	-	27,399
Gain on settlement	-	-	(197,033)
Impairment of goodwill	-	-	541,101
Cost of recapitalization	-	-	273,987
Amortization of deferred compensation			2,233,150
Compensatory common and preferred			-
stock issuances	611,768	133,929,475	212,555,557
Compensatory option issuances	-		31,250,000
Interest imputed on non-interest bearing note			-
from a stockholder	-	-	7,254
Interest expense recognized on issuance and			-
through accretion of discount on
long-term debt	8,545	908,548	28,877
Change in fair value of derivatives	(389,735)	380,353	296,359
Common stock issued for rescission agreement	-	-	43,074
Common stock issued to pay accounts			-
payable and accrued liabilities	-	-	50,000
Common stock issuances for extinguishment
of debt	360,000	-	360,000
Changes in accounts payable and accrued			-
liabilities	14,971	17,830	92,116

Net cash used by operating activities	(1,545,825)	(406,923)	(3,015,713)

Cash flows from investing activities:
Purchase of equipment	(258,357)	(6,250)	(264,607)
Acquisition of patent rights	-	-	(38,500)

Net cash used in investing activities	(258,357)	(6,250)	(303,107)

Cash flows from financing activities:
Proceeds from stockholder advances	1,048,370	-	1,098,042
Proceeds from convertible debentures	-	50,000	50,000
Proceeds from short term advance	-	50,000	50,000
Proceeds from note payable	-	142,500	142,500
Payments on notes payable	-	-	(63,000)
Proceeds from warrant exercise	402,161	-	692,758
Proceeds from sale of preferred stock	381,730	-	381,730
Proceeds from sale of common stock	1,000	218,230	996,205

Net cash provided by financing activities	1,833,261	460,730	3,348,235

Net increase in cash and cash equivalents	29,079	47,557	29,415

Cash and cash equivalents at beginning of period	336	3,835	-

Cash and cash equivalents at end of period	$29,415	$51,392	$29,415

The accompanying notes are an integral part of the consolidated financial statements

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
NOTES TO UNAUDITED FINANCIAL STATEMENTS

1.	Organization and Significant Accounting Policies

SaVi Media Group, Inc. (the “Company”) is a Nevada Corporation that has acquired rights to “blow-by gas and crankcase engine emission reduction technology” which it intends to develop and market on a commercial basis. The technology is a relatively simple gasoline and diesel engine emission reduction device that the Company intends to sell to its customers for effective and efficient emission reduction and engine efficiency for implementation in both new and presently operating automobiles. The Company is considered a development stage enterprise because it currently has no significant operations, has not yet generated revenue from new business activities and is devoting substantially all of its efforts to business planning and the search for sources of capital to fund its efforts.

The Company was originally incorporated as Energy Resource Management, Inc. on August 13, 2002 and subsequently adopted name changes to Redwood Energy Group, Inc. and SaVi Media Group, Inc., upon completion of a recapitalization on August 26, 2002. The re-capitalization occurred when the Company acquired the non-operating public shell of Gene-Cell, Inc. Gene-Cell Inc. had no significant assets or operations at the date of acquisition and the Company assumed all liabilities that remained from its prior discontinued operation as a biopharmaceutical research company. The historical financial statements presented herein are those of SaVi Media Group, Inc. and its predecessors, Redwood Energy Group, Inc. and Energy Resource Management, Inc.

The non-operating public shell used to recapitalize the Company was originally incorporated as Becniel and subsequently adopted name changes to Tzaar Corporation, Gene-Cell, Inc., Redwood Energy Group, Inc., Redwood Entertainment Group, Inc. and finally its current name, SaVi Media Group, Inc.

Significant Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated condensed financial statements and the reported amounts of revenues and expenses during the periods. Actual results could differ from estimates making it reasonably possible that a change in the estimates could occur in the near term.

Principles of Consolidation

The unaudited consolidated condensed financial statements include the accounts of the Company and its wholly owned subsidiaries after elimination of all significant intercompany accounts and transactions.

Interim Financial Statements

The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and with the instructions to Form 10-QSB and Article 10 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and six-month periods ended June 30, 2006 and 2005 are not necessarily indicative of the results that may be expected for the respective full years.

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
NOTES TO UNAUDITED FINANCIAL STATEMENTS

1.	Organization and Significant Accounting Policies, continued

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

We review the terms of convertible debt and equity instruments issued to determine whether there are embedded derivative instruments, including embedded conversion options, that are required to be bifurcated and accounted for separately as a derivative financial instrument. In circumstances where the convertible instrument contains more than one embedded derivative instrument, including the conversion option, that is required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. Also, in connection with the sale of convertible debt and equity instruments, the Company may issue freestanding options or warrants that may, depending on their terms, be accounted for as derivative instrument liabilities, rather than as equity. The Company may also issue options or warrants to non-employees in connection with consulting or other services they provide.

Certain instruments, including convertible debt and equity instruments and the freestanding options and warrants issued in connection with those convertible instruments, may be subject to registration rights agreements, which impose penalties for failure to register the underlying common stock by a defined date. These potential cash penalties may require the Company to account for the debt or equity instruments or the freestanding options and warrants as derivative financial instrument liabilities, rather than as equity. In addition, when the ability to physical or net-share settle the conversion option or the exercise of the freestanding options or warrants is deemed to be not within the control of the company, the embedded conversion option or freestanding options or warrants may be required to be accounted for as a derivative financial instrument liability.

Certain instruments, including convertible debt and equity instruments and the freestanding options and warrants issued in connection with those convertible instruments, may be subject to registration rights agreements, which impose penalties for failure to register the underlying common stock by a defined date. These potential cash penalties may require the Company to account for the debt or equity instruments or the freestanding options and warrants as derivative financial instrument liabilities, rather than as equity. In addition, when the ability to physical or net-share settle the conversion option or the exercise of the freestanding options or warrants is deemed to be not within the control of the company, the embedded conversion option or freestanding options or warrants may be required to be accounted for as a derivative financial instrument liability.

Derivative financial instruments are initially measured at their fair value. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income. For option-based derivative financial instruments, the Company uses the Black-Scholes option pricing model to value the derivative instruments. To the extent that the initial fair values of the freestanding and/or bifurcated derivative instrument liabilities exceed the total proceeds received, an immediate charge to income is recognized, in order to initially record the derivative instrument liabilities at their fair value.

The discount from the face value of the convertible debt or equity instruments resulting from allocating some or all of the proceeds to the derivative instruments, together with the stated interest on the instrument, is amortized over the life of the instrument through periodic charges to income, usually using the effective interest method. When the instrument is convertible preferred stock, the dividends payable are recognized as they accrue and, together with the periodic amortization of the discount, are charged directly to retained earnings.

The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed periodically, including at the end of each reporting period. If re-classification is required, the fair value of the derivative instrument, as of the determination date, is re-classified. Any previous charges or credits to income for changes in the fair value of the derivative instrument are not reversed. Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
NOTES TO UNAUDITED FINANCIAL STATEMENTS

2.             Going Concern Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company is presently a shell company and has limited operations and resources. The Company has accumulated net losses in the development stage of $250,577,554 for the period from inception, August 13, 2002, to June 30, 2006. Additionally, at June 30, 2006, the Company is in a negative working capital position of $1,653,361 and has a stockholders’ deficit of $1,377,653. Such matters raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustment that might result from the outcome of this uncertainty.

The goals of the Company will require a significant amount of capital and there can be no assurances that the Company will be able to raise adequate short-term capital to sustain its current operations in the development stage, or that the Company can raise adequate long-term capital from private placement of its common stock or private debt to emerge from the development stage. There can also be no assurances that the Company will ever attain profitability. The Company’s long-term viability as a going concern is dependent upon certain key factors, including:

•	The Company’s ability to obtain adequate sources of funding to sustain it during the development stage.
•
The ability of the Company to successfully produce and market its gasoline and diesel engine emission reduction device in a manner that will allow it to ultimately achieve adequate profitability and positive cash flows to sustain its operations.

In order to address its ability to continue as a going concern, implement its business plan and fulfill commitments made in connection with its agreement for acquisition of patent rights the Company intends to raise additional capital from sale of its common stock. Sources of funding may not be available on terms that are acceptable to the Company and its stockholders, or may include terms that will result in substantial dilution to existing stockholders.

3.            Derivative Financial Instruments

During the year ended December 31, 2005 the Company issued $50,000 of convertible notes to a third party. As part of the financing transaction, the Company also issued warrants to purchase shares of stock at various exercise prices. The convertible debentures bear interest at 5 1/4%, mature two years from the date of issuance, and are convertible into shares of the Company’s common stock, at the Investor’s option. The convertible debentures are convertible into shares of the Company’s based on the following formula: The Company will issue the number of shares of common stock equal to the principal amount of the debentures being converted multiplied by 110, less the product of the conversion price multiplied by 100 times the dollar amount of the debenture; and the product thereof shall be divided by the conversion price. The conversion price for the convertible debentures is the lesser of (i) $0.75; (ii) eighty percent of the of the average of the three lowest volume weighted average prices during the twenty (20) trading days prior to the conversion or (iii) eighty percent of the of the volume weighted average on the trading day prior to conversion.

If the volume weighted average price is below $0.20 on a conversion date, the Company has the right to pre-pay the amount of the debenture the Investor elects to convert, plus accrued and unpaid interest, at 150% of such amount; however, if the Company elects to pre-pay in this situation, the Investor holder has the right to withdraw the notice of conversion. Also, if the volume weighted average price is below $0.20 at any point during a month, the Investor is not obligated to convert any portion of the debenture during that month. In addition, the selling stockholder is obligated to exercise the warrant concurrently with the submission of a conversion notice by the selling stockholder. The warrant is exercisable into 5,000,000 shares of common stock at an exercise price of $1.09 per share.

The conversion provisions of the convertible debentures and the exercise provisions of the warrant are correlated so that the convertible debentures will be converted and the warrant exercised in like proportions. The result is that in any month in which the Investor converts the 5% minimum it will also exercise the 5% minimum under the warrant, which will result in it purchasing common stock for $275,000 ($272,500 paid in cash and $2,500 of the convertible debentures principal converted). In total, the conversion of the convertible debentures and exercise of the warrant could result in the Investor purchasing up to $5,500,000 of the Company’s common stock ($5,450,000 paid in cash and $50,000 of the convertible debentures principal converted) under the Agreement.

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
NOTES TO UNAUDITED FINANCIAL STATEMENTS

3.            Derivative Financial Instruments, continued

It is currently unlikely that the $5,500,000 available under the Agreement will ever be received because the Company’s stock price has fallen substantially below $0.20 and the Agreement contains a provision that if at the time of a conversion/exercise, the conversion price would be less than $.20, then the Investor is not obligated to convert any portion of the convertible debenture or exercise any portion of the warrant for that month or the Company may opt to redeem the amount of principal that the Investor presents for conversion at 150% of face value. These provisions will, in all likelihood, reduce the aggregate purchases under the convertible debentures and warrants.

The holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding principal amount of this note into shares of common stock.

The proceeds from the financing transactions were allocated to the debt features and to the warrants based upon their fair values. After the latter allocations, the remaining value, if any, is allocated to the Note on the financial statements.

The debt discount is being accreted using the effective interest method over the term of the note.

The value of the discount on the converted notes on the books is being accreted over the term of the note. For the year ended December 31, 2005 and the six months ended June 30, 2006 the Company accreted $6,616 and $8,545, respectively, of debt discount. The accretion of debt discount amount is adjusted in direct proportion to the conversions of debt to stock during the period.

Warrants Issued

The estimated fair value of the warrants was $84,234 at the date of issue. These amounts have been classified as a derivative instrument and recorded as a liability on the Company's balance sheet in accordance with current authoritative guidance. The estimated fair value of the warrants was determined using the Black-Scholes option-pricing model. The model uses several assumptions including: historical stock price volatility, risk-free interest rate, remaining time till maturity, and the closing price of the Company's common stock to determine estimated fair value of the derivative liability.

In accordance with the provisions of SFAS No. 133, Accounting for Derivative Instruments, the Company is required to adjust the carrying value of the instrument to its fair value at each balance sheet date and recognize any change since the prior balance sheet date as a component of Other Income (Expense). The recorded value of such warrants can fluctuate significantly based on fluctuations in the market value of the underlying securities of the issuer of the warrants, as well as in the volatility of the stock price during the term used for observation and the term remaining for the warrants.

Debt Features

In accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended ("SFAS 133"), the debt features provision (collectively, the features) contained in the terms governing the Notes are not clearly and closely related to the characteristics of the Notes. Accordingly, the features qualified as embedded derivative instruments at issuance and, because they do not qualify for any scope exception within SFAS 133, they were required by SFAS 133 to be accounted for separately from the debt instrument and recorded as derivative financial instruments.

Pursuant to the terms of the Notes, these notes are convertible at the option of the holder, at anytime on or prior to maturity. The debt features represents an embedded derivative that is required to be accounted for apart from the underlying Notes. At issuance of the Notes, the debt features had an estimated initial fair value of $872,362.

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
NOTES TO UNAUDITED FINANCIAL STATEMENTS

3.            Derivative Financial Instruments, continued

In subsequent periods, if the price of the security changes, the embedded derivative financial instrument related to the debt features will be adjusted to the fair value with the corresponding charge or credit to other expense or income. The estimated fair value of the debt features was determined using the probability weighted average expected cash flows / Lattice Model with the closing price on original date of issuance, a conversion price based on the terms of the respective contract, a period based on the terms of the notes, and a volatility factor on the date of issuance. At December 31, 2005, the estimated fair value of the debt features was approximately $707,023. For the three months ended June 30, 2006, due in part to a decrease in the market value of the Company's common stock, the Company recorded an "other income" on the consolidated statement of operations for the change in fair value of the debt features of approximately $163,027. For the six months ended June 30, 2006, due in part to a decrease in the market value of the Company's common stock, the Company recorded an "other income" on the consolidated statement of operations for the change in fair value of the debt features of approximately $389,735. At June 30, 2006, the estimated fair value of the debt features was approximately $271,662.

The recorded value of the debt features related to the Notes can fluctuate significantly based on fluctuations in the fair value of the Company's common stock, as well as in the volatility of the stock price during the term used for observation and the term remaining for the warrants.

The significant fluctuations can create significant income and expense items on the financial statements of the company.

Because the terms of the convertible notes (“notes”) require such classification, the accounting rules required additional convertible notes and non-employee warrants to also be classified as liabilities, regardless of the terms of the new notes and / or warrants. This presumption has been made due to the company no longer having the control to physical or net share settle subsequent convertible instruments because it is tainted by the terms of the notes. Were the notes to not have contained those terms or even if the transactions were not entered into, it could have altered the treatment of the other notes and the conversion features of the latter agreement may have resulted in a different accounting treatment from the liability classification. The notes and warrants, as well as any subsequent convertible notes or warrants, will be treated as derivative liabilities until all such provisions are settled.

4.	Stockholders’ Equity

Following is a description of transactions affecting stockholders equity in the three months ended June 30, 2006:

•
The Company issued 5,500,000 shares of common stock to various individuals that provided consulting and other services to the Company and recognized compensation expense of $89,500 related to those issuances.

•	The Company issued 215,910 shares of common stock to the holder of its convertible debt upon exercise of stock warrants and received proceeds of $235,342.

•	The Company issued 94,784,090 shares of common stock to the holder of its convertible debt upon conversion of $2,159 of convertible debt.

•
The Company issued 30,000,000 shares of common stock to the holder of its convertible debt as a payment related to the extinguishment of the Golden Gate Investors debt upon the Cornell Capital financing discussed below under Liquidity and Capital Resources. The Company recognized a loss on debt extinguishment in the amount of $360,000 related to this issuance.

5.	Subsequent Events

On July 10, 2006, we entered into a Securities Purchase Agreement with Cornell Capital Partners L.P. providing for the sale by us to Cornell of our 10% secured convertible debentures in the aggregate principal amount of $2,970,000 of which $1,670,000 was advanced immediately. We entered into an amended and restated securities purchase agreement with Cornell on August 17, 2006. The second installment of $200,000 was advanced on August 17, 2006. The third installment of $600,000 will be advanced two business days prior to our filing with the Securities and Exchange Commission of the registration statement. The last installment of $500,000 will be advanced two business days prior to the registration statement being declared effective by the SEC. A portion of the funds advanced were used to pay off the existing convertible debenture and other advances made by Golden Gate Investors.

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
NOTES TO UNAUDITED FINANCIAL STATEMENTS

5.            Subsequent Events, continued

In connection with the securities purchase agreement, we agreed to issue Cornell warrants to purchase an aggregate 2,900,000,000 shares of common stock, exercisable for a period of five years as follows:

Number of Warrants	Exercise Price

1,000,000,000	$0.003
1,000,000,000	$0.006
300,000,000	$0.01
200,000,000	$0.015
150,000,000	$0.02
100,000,000	$0.03
60,000,000	$0.05
40,000,000	$0.075
30,000,000	$0.10
20,000,000	$0.15

All of the warrants were issued upon closing.  We also issued to the investor 30 million shares of restricted common stock as a commitment fee.

The debentures mature on the second anniversary of the date of issuance and bear interest at the annual rate of 10%. Holders may convert, at any time, any amount outstanding under the debentures into shares of our common stock at a conversion price per share equal to $0.013. Beginning the earlier of (i) the first business day of the month immediately following the month in which the registration statement is first declared effective or (ii) November 1, 2006, and continuing on the first business day of each calendar month thereafter, we are required to make a mandatory redemption payment of $225,000 and accrued and unpaid interest, which payment can be made in cash or in restricted common stock.

We have the option, in our sole discretion, to settle the monthly mandatory redemption amount by (i) paying the investor cash in an amount equal to 115% of the monthly mandatory redemption amount, or (ii) issuing to the investor the number of shares of common stock equal to the monthly mandatory redemption amount divided by $0.007, provided, however, that in order for us to issue shares upon payment of the monthly mandatory redemption amount (A) the registration statement is effective, (B) no event of default shall have occurred, and (C) the closing bid price for our common stock shall be greater than the redemption conversion price (currently $0.007) as of the trading day immediately prior to the redemption date.   However, in the event that (A) the registration statement is effective, (B) no event of default shall have occurred, and (C) the closing bid price for our common stock is less than the redemption conversion price (currently $0.007) but is greater than $0.003, we shall have the option to settle mandatory redemptions by issuing to the investor the number of shares of common stock equal to the mandatory redemption amount divided by the default conversion price ($0.003).

In the event that certain events of default, such as failure to pay principal or interest when due, failure to issue common stock upon conversion or the delisting or lack of quotation of our common stock, the redemption conversion price will be reduced to the default conversion price.

Cornell has agreed to restrict its ability to convert the debenture and exercise the warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of our common stock.

We, at our option, have the right with three business days advance written notice, to redeem a portion or all amounts outstanding under this debenture prior to the maturity date provided that the closing bid price of our common stock, is less than $0.013 at the time of the redemption. In the event of a redemption, we are obligated to pay an amount equal to the principal amount being redeemed plus a 15% redemption premium, and accrued interest.

SAVI MEDIA GROUP, INC.
A Corporation in the Development Stage
NOTES TO UNAUDITED FINANCIAL STATEMENTS

5.             Subsequent Events, continued

In connection with the Purchase Agreement, we also entered into a registration rights agreement, as amended, providing for the filing, within 60 days of closing, of a registration statement with the Securities and Exchange Commission registering the common stock issuable upon conversion of the debentures. We are obligated to use our best efforts to cause the registration statement to be declared effective no later than 90 days after filing the registration statement and to insure that the registration statement remains in effect until the earlier of (i) all of the shares of common stock issuable upon conversion of the debentures have been sold or (ii) July 10, 2008. In the event of a default of our obligations under the registration rights agreement, including our agreement to file the Registration Statement with the Securities and Exchange Commission no later than September 8, 2006, or if the registration statement is not declared effective by November 22, 2006, we are required to pay to Cornell, as liquidated damages, for each month that the registration statement has not been filed or declared effective, as the case may be, either a cash amount or shares of our common stock equal to 2% of the liquidated value of the debentures.

In connection with the securities purchase agreement, we executed a security agreement in favor of the investor granting them a first priority security interest in all of our goods, inventory, contractual rights and general intangibles, receivables, documents, instruments, chattel paper, and intellectual property. The security agreement states that if an event of default occurs under the secured convertible debentures or security agreements, the investor has the right to take possession of the collateral, to operate our business using the collateral, and have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the collateral, at public or private sale or otherwise to satisfy our obligations under these agreements.

We have no other commitments from officers, directors or affiliates to provide funding. If we are unable to obtain debt and/or equity financing upon terms that we deem sufficiently favorable, or at all, it would have a materially adverse impact upon our ability to pursue our business strategy and maintain our current operations. As a result, it may require us to delay, curtail or scale back some or all of our operations.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

NATURE OF EXPENSE AMOUNT

SEC Registration fee	$4,738.22
Accounting fees and expenses	10,000.00	*
Legal fees and expenses	40,000.00	*
Miscellaneous	5,000.00
TOTAL	$59,738.22	*

* Estimated.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, the registrant has sold the following securities which were not registered under the Securities Act of 1933, as amended.

In September 2003 the Company issued 2,280 shares of common stock to New Creation Outreach, Inc., as a donation to support its ministries. New Creation Outreach is a related party because certain members of Company management and the board of directors are also officers in New Creation Outreach, Inc.

At various dates in 2003, the Company sold 4,180 shares of its common stock at prices ranging from $25.00 to $50.00 per share and received total proceeds of $155,000. These shares were sold under private placements exempt from registration.

Effective September 2, 2004 and November 19, 2004, the Company's board of directors declared a 1 for 25 reverse stock split and a 1 for 100 reverse stock split, respectively. The reverse stock splits, with a total impact of 1 for 2500, have been reflected in the accompanying consolidated financial statements and all references to common stock outstanding, additional paid in capital, weighted average shares outstanding and per share amounts prior to the record dates of the reverse stock splits have been restated to reflect the stock splits on a retroactive basis.

Subsequently to the stock splits, the Company awarded a total of 5,000,000 post-split shares to certain early investors and key stockholders in Gene-Cell, Inc. This stock issuance has been shown as a special dividend in the accompanying statement of stockholders' deficit.

The Company issued 5,002,000 shares of common stock to the owner of Energy Resource Management, Inc. to rescind a re-capitalization transaction that occurred in 2002.

The Company issued 4,000 shares of common stock in payment of the acquisition price of 20% of SaVi Group. The Company subsequently issued 5,000,000 shares of common stock, 5,000,000 shares of Series A preferred stock and 125,000,000 three-year stock options (to acquire shares of the Company's common stock at $0.00025 per share) to complete the acquisition of the rights to the patents. The patents came over at Serge Monros's basis, which was zero, because the development of the patents was a research and development effort. Serge Monros also received 100,000 shares of common stock, valued at $20,000, as compensation for his role of chief technology officer of the Company.

The Company issued 17,560,000 shares of common stock to associates of Serge Monros that were involved in the initial development of the patents that he owns, or are now assisting the Company. These issuances were considered compensation and a cost of the transaction and valued at $3,160,800.

The Company subsequently issued 5,100,000 shares of common stock, 5,000,000 shares of Series A preferred stock and 125,000,000 three-year stock options to acquire shares of the Company's common stock at $0.00025 per share to Mario Procopio, the Company's Chief Executive Officer, for compensation and for his efforts in arranging the acquisition of the rights to the patents owned by Serge Monros. The stock issuances to Mario Procopio were valued at $101,020,000.

The Company issued 252,000 shares of common stock to its former legal counsel for approximately $50,000 of services provided.

The Company issued 2,000,000 shares of common stock to Kathleen Procopio for services she provided as chief financial officer of the Company. These services were valued at $460,000, based on the quoted market price of the common stock. Kathleen Procopio is the spouse of the Company's chief executive officer, Mario Procopio.

The Company issued 7,166,240 shares of common stock as compensation to various individuals that provided services to the Company. These shares were valued at $1,572,215.

The company sold 39,600,000 shares of common stock to qualified investors and received cash proceeds of $442,725.

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with an accredited investor on May 5, 2005, and amended on May 5, 2005, for the sale of (i) $50,000 in convertible debentures and (ii) warrants to buy 5,000,000 shares of our common stock.

For the year ended December 31, 2005, we issued 42,828,835 shares of common stock and 6,060,000 shares of Series C Preferred Stock to various individuals that provided consulting and other services to us and recognized compensation expense of $105,553,218 related to those issuances.

For the year ended December 31, 2005, we issued 22,150,950 shares of common stock to under private placements of our common stock and received cash proceeds of $396,360.

For the year ended December 31, 2005, we issued 244,763 shares of common stock upon exercise of stock warrants.

For the year ended December 31, 2005, we issued 42,215,361 shares of common stock upon conversion of $2,448 of convertible debt.

During the quarter ended March 31, 2006, we issued 1,625,000 shares of common stock and 1,000,000 shares of Series C Preferred Stock to various individual for consulting services provided to us. We recognized compensation expense of $498,138 related to those issuances.

During the quarter ended March 31, 2006, we sold 100,000 shares of common stock to one accredited investor for $1,000.

During the quarter ended March 31, 2006, we sold 395,275 shares of Series C Preferred Stock for cash of $381,730.

During the quarter ended March 31, 2006, we issued 174,540 shares of common stock to the holder of its convertible debt upon exercise of stock warrants and received proceeds of $190,249.

During the quarter ended March 31, 2006, we issued 67,264,548 shares of common stock upon conversion of $1,744 of convertible debt.

During the quarter ended June 30, 2006, we issued 5,500,000 shares of common stock to various individuals that provided us with consulting and other services valued at $89,500.

During the quarter ended June 30, 2006, we issued 215,910 shares of common stock to Golden Gate Investors upon exercise of stock warrants and received proceeds of $235,342.

During the quarter ended June 30, 2006, we issued 94,784,090 shares of common stock to Golden Gate Investors upon conversion of $2,159 of convertible debt.

During the quarter ended June 30, 2006, we issued 30,000,000 shares of common stock to Golden Gate Investors in connection with an agreement to retire the outstanding debt owed to Golden Gate Investors.

To obtain funding for our ongoing operations, we entered into a Securities Purchase Agreement with Cornell Capital Partners L.P., an accredited investor, on July 10, 2006, and amended on August 17, 2006, for the sale of $2,970,000 in secured convertible debentures and 2,800,000,000 warrants. This prospectus relates to the resale of the common stock underlying the secured convertible debentures and warrants. The investors are obligated to provide us with an aggregate of $2,970,000 as follows:

● $1,670,000 was disbursed on July 10, 2006;

● $200,000 was disbursed on August 17, 2006;

● $600,000 was disbursed on September 1, 2006; and

● $500,000 will be disbursed two business days prior to the effectiveness of this registration statement.

Accordingly, we have received a total of $2,470,000 pursuant to the Securities Purchase Agreement.

The secured convertible debentures bear interest at 10% and mature two years from the date of issuance. Holders may convert, at any time, any amount outstanding under the secured convertble debentures into shares of our common stock at a conversion price per share equal to $0.013. Beginning the earlier of (i) the first business day of the month immediately following the month in which this registration statement is first declared effective or (ii) November 1, 2006, and continuing on the first businss day of each calendar month thereafter, we are required to make a mandatory redemption payment of $225,000 and accrued and unpaid interest, which payment can be made in cash or in restricted shares of our common stock.

We have the option, in our sole discretion, to settle the monthly mandatory redemption amount by (i) paying the investor cash in an amount equal to 115% of the monthly mandatory redemption amount, or (ii) issuing to the investor the number of shares of our common stock equal to the monthly mandatory redemption amount divided by $0.007, which is known as the redemption conversion price, provided, however, that in order for us to issue shares upon payment of the monthly mandatory redemption amount (A) this registration statement is effective, (B) no event of default shall have occurred, and (C) the closing bid price for our common stock shall be greater than the redemption conversion price as of the trading day immediately prior to the redemption date.  However, in the event that (A) this registration statement is effective, (B) no event of default shall have occurred, and (C) the closing bid price for our common stock is less than the redemption conversion price but is greater than $0.003, which is known as the default conversion price, we shall have the option to settle the monthly mandatory redemption amount by issuing to the investor the number of shares of common stock equal to the monthly mandatory redemption amount divided by the default conversion price. Accordingly, the secured convertible debentures may be converted into a maximum of 990,000,000 shares of our common stock. On August 31, 2006, the closing bid price for our common stock as quoted by Bloomberg, LP was $0.0076 and, therefore, the conversion price for the secured convertible notes would be $0.007 if we elected to convert the monthly mandatory redemption amount into shares of common stock. Based on this conversion price, the $2,970,000 in secured convertible debentures, excluding interest, were convertible into 424,285,715 shares of our common stock.

In connection with the securities purchase agreement, we agreed to issue Cornell warrants to purchase an aggregate of 2,900,000,000 shares of common stock, exercisable for a period of five years as follows:

Number of Warrants	Exercise Price

1,000,000,000	$0.003
1,000,000,000	$0.006
300,000,000	$0.01
200,000,000	$0.015
150,000,000	$0.02
100,000,000	$0.03
60,000,000	$0.05
40,000,000	$0.075
30,000,000	$0.10
20,000,000	$0.15

All of the warrants were issued upon closing. We also issued to the investor 30 million shares of restricted common stock as a commitment fee.

In the event that certain events of default, such as failure to pay principal or interest when due, failure to issue common stock upon conversion or the delisting or lack of quotation of our common stock, the redemption conversion price will be reduced to the default conversion price.

The investor has contractually agreed to restrict its ability to convert the debentures and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion does not exceed 4.9% of the then issued and outstanding shares of common stock.

We have the right, at our option, with three business days advance written notice, to redeem a portion or all amounts outstanding under the secured convertible debentures prior to the maturity date provided that the closing bid price of our common stock, is less than $0.013 at the time of the redemption. In the event of a redemption, we are obligated to pay an amount equal to the principal amount being redeemed plus a 15% redemption premium, and accrued interest.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Savi Media Group or executive officers of Savi Media Group, and transfer was restricted by Savi Media Group in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings. Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.

ITEM 27. EXHIBITS.

The following exhibits are included as part of this Form SB-2. References to “the Company” in this Exhibit List mean Savi Media Group, Inc., a Nevada corporation.

Exhibit No.	Description

3.1
Amended and Restated Articles of Incorporation, filed March 1, 2005, filed as an exhibit to the registration statement on Form SB-2 filed with the Securities and Exchange Commission (the “Commission”) on June 27, 2005 and incorporated herein by reference.

3.2
Amendment to the Articles of Incorporation, as amended and restated, filed April 22, 2005, filed as an exhibit to the registration statement on Form SB-2 filed with the Commission on June 27, 2005 and incorporated herein by reference.

3.3	Certificate of Designation of Series A Preferred Stock, filed as an exhibit to the registration statement on Form SB-2 filed with the Commission on June 27, 2005 and incorporated herein by reference.

3.4	Certificate of Designation of Series B Preferred Stock, filed as an exhibit to the registration statement on Form SB-2 filed with the Commission on June 27, 2005 and incorporated herein by reference.

3.5	Certificate of Designation of Series C Preferred Stock, filed as an exhibit to the registration statement on Form SB-2 filed with the Commission on June 27, 2005 and incorporated herein by reference.

3.6	By-laws, filed as an exhibit to the registration statement on Form SB-2 filed with the Commission on June 27, 2005 and incorporated herein by reference.

4.1
Securities Purchase Agreement, dated July 10, 2006, by and between Savi Media Group, Inc. and Cornell Capital Partners L.P., filed as an exhibit to the current report on Form 8-K filed with the Commission on July 14, 2006 and incorporated herein by reference.

4.2
Secured Convertible Debenture issued to Cornell Capital Partners, L.P., dated July 10, 2006, filed as an exhibit to the current report on Form 8-K filed with the Commission on July 14, 2006 and incorporated herein by reference.

4.3
Warrant to purchase 1,000,000,000 shares of Common Stock, dated July 10, 2006, issued to Cornell Capital Partners L.P., filed as an exhibit to the current report on Form 8-K filed with the Commission on July 14, 2006 and incorporated herein by reference.

4.4
Warrant to purchase 1,000,000,000 shares of Common Stock, dated July 10, 2006, issued to Cornell Capital Partners L.P., filed as an exhibit to the current report on Form 8-K filed with the Commission on July 14, 2006 and incorporated herein by reference.

4.5
Warrant to purchase 300,000,000 shares of Common Stock, dated July 10, 2006, issued to Cornell Capital Partners L.P., filed as an exhibit to the current report on Form 8-K filed with the Commission on July 14, 2006 and incorporated herein by reference.

4.6
Warrant to purchase 200,000,000 shares of Common Stock, dated July 10, 2006, issued to Cornell Capital Partners L.P., filed as an exhibit to the current report on Form 8-K filed with the Commission on July 14, 2006 and incorporated herein by reference.

4.7
Warrant to purchase 150,000,000 shares of Common Stock, dated July 10, 2006, issued to Cornell Capital Partners L.P., filed as an exhibit to the current report on Form 8-K filed with the Commission on July 14, 2006 and incorporated herein by reference.

4.8
Warrant to purchase 100,000,000 shares of Common Stock, dated July 10, 2006, issued to Cornell Capital Partners L.P., filed as an exhibit to the current report on Form 8-K filed with the Commission on July 14, 2006 and incorporated herein by reference.

4.9
Warrant to purchase 60,000,000 shares of Common Stock, dated July 10, 2006, issued to Cornell Capital Partners L.P., filed as an exhibit to the current report on Form 8-K filed with the Commission on July 14, 2006 and incorporated herein by reference.

4.10
Warrant to purchase 40,000,000 shares of Common Stock, dated July 10, 2006, issued to Cornell Capital Partners L.P., filed as an exhibit to the current report on Form 8-K filed with the Commission on July 14, 2006 and incorporated herein by reference.

4.11
Warrant to purchase 30,000,000 shares of Common Stock, dated July 10, 2006, issued to Cornell Capital Partners L.P., filed as an exhibit to the current report on Form 8-K filed with the Commission on July 14, 2006 and incorporated herein by reference.

4.12
Warrant to purchase 20,000,000 shares of Common Stock, dated July 10, 2006, issued to Cornell Capital Partners L.P., filed as an exhibit to the current report on Form 8-K filed with the Commission on July 14, 2006 and incorporated herein by reference.

4.13
Registration Rights Agreement, dated July 10, 2006, by and between Savi Media Group, Inc. and Cornell Capital Partners L.P., filed as an exhibit to the current report on Form 8-K filed with the Commission on July 14, 2006 and incorporated herein by reference.

4.14
Security Agreement, dated July 10, 2006, by and between Savi Media Group, Inc. and Cornell Capital Partners L.P., filed as an exhibit to the current report on Form 8-K filed with the Commission on July 14, 2006 and incorporated herein by reference..

4.15
Pledge and Escrow Agreement, dated July 10, 2006, by and among Savi Media Group, Inc., Cornell Capital Partners L.P., New Creation Outreach, Inc. and David Gonzalez, Esq. as escrow agent., filed as an exhibit to the current report on Form 8-K filed with the Commission on July 14, 2006 and incorporated herein by reference.

4.16	Amended and Restated Securities Purchase Agreement, dated August 17, 2006, by and between Savi Media Group, Inc. and Cornell Capital Partners L.P. (to be filed by amendment).

4.17	Secured Convertible Debenture issued to Cornell Capital Partners, L.P., dated August 17, 2006 (to be filed by amendment).

4.18	Amendment, dated August 17, 2006, to Registration Rights Agreement, dated July 10, 2006, by and between Savi Media Group, Inc. and Cornell Capital Partners L.P. (to be filed by amendment).

4.19	Secured Convertible Debenture issued to Cornell Capital Partners, L.P., dated September 1, 2006 (to be filed by amendment).

5.1	Sichenzia Ross Friedman Ference LLP Opinion and Consent (to be filed by amendment).

10.1
Agreement, dated as of April 6, 2005, by and between the Company and His Devine Vehicle, Inc., filed as an exhibit to the registration statement on Form SB-2 filed with the Commission on June 27, 2005 and incorporated herein by reference.

10.2
Agreement, dated as of June 17, 2005, amending the April 6, 2005 agreement between the Company and His Devine Vehicle, Inc., filed as an exhibit to the registration statement on Form SB-2 filed with the Commission on June 27, 2005 and incorporated herein by reference.

10.3
Consulting agreement between Savi Media Group and Greg Sweeney, filed as an exhibit to the current report on Form 8-K filed with the Commission on September 4, 2006 and incorporated herein by reference.

10.4
Consulting agreement between Savi Media Group and Herrera Partners, L.P., filed as an exhibit to the current report on Form 8-K filed with the Commission on September 4, 2006 and incorporated herein by reference.

23.1	Consent of Ham, Langston & Brezina, L.L.P. (filed herewith).

23.2	Consent of legal counsel (see Exhibit 5.1).

ITEM 28. UNDERTAKINGS.

The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)  Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this registration statement to be signed on its behalf by the undersigned, in the City of Anaheim, State of California, on September 5, 2006.

SAVI MEDIA GROUP, INC.

Date: September 5, 2006	By:	/s/ GREG SWEENEY
Greg Sweeney Chief Executive Officer

Date: September 5, 2006	By:	/s/ PHIL SCOTT
Phil Scott Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Name	Position	Date

/s/ GREG SWEENEY	Chief Executive Officer (Principal	September 5, 2006
Greg Sweeney	Executive Officer) and President

/s/ PHIL SCOTT	Chief Financial Officer (Principal Financial	September 5, 2006
Phil Scott	Officer and Principal Accounting Officer)

/s/ MARIO PROCOPIO	Chairman of the Board of Directors and Director	September 5, 2006
Mario Procopio

/s/ KATHY PROCOPIO	Secretary, Treasurer and Director	September 5, 2006
Kathy Procopio

/s/ SERGE MONROS	Chief Technology Officer and Director	September 5, 2006
Serge Monros

/s/ PHIL PISANELLI	Vice President for Marketing and Director	September 5, 2006
Phil Pisanelli

/s/ RUDY RODRIGUEZ	Director	September 5, 2006
Rudy Rodriguez